                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

================================================================================

                   LIMITED LIABILITY COMPANY INTEREST PURCHASE
                                    AGREEMENT

                                  BY AND AMONG

                            NORWELL TELEVISION, LLC,

                                       AND

               THE MEMBERS OF NORWELL TELEVISION, LLC NAMED HEREIN
                                  (AS SELLERS)

                                       AND

                       VALUEVISION MEDIA ACQUISITION, INC.
                                   (AS BUYER)

                                      * * *

                                DECEMBER 31, 2002

================================================================================

                                TABLE OF CONTENTS

                                                                                                               Page
SECTION 1.    DEFINITIONS....................................................................................    1

              1.1      Defined Terms.........................................................................    1
              1.2      Rules of Construction.................................................................    8
              1.3      Terms Defined Elsewhere in this Agreement.............................................    9

SECTION 2.    PURCHASE AND SALE OF INTERESTS.................................................................    9

              2.1      Agreement to Sell and Buy.............................................................    9
              2.2      Purchase Price........................................................................    9
              2.3      Payment of Purchase Price.............................................................    9
              2.4      Purchase Price Adjustments............................................................   10
              2.5      Additions to Purchase Price...........................................................   11
              2.6      Joint Sellers' Representatives........................................................   14
              2.7      Allocation of Purchase Price..........................................................   15

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY......................................   16

              3.1      Organization, Standing, and Authority.................................................   16
              3.2      Authorization and Binding Obligation..................................................   16
              3.3      Absence of Conflicts..................................................................   16
              3.4      Governmental Licenses.................................................................   17
              3.5      Title to and Condition of Real Property...............................................   18
              3.6      Title to and Condition of Tangible Personal Property..................................   19
              3.7      Company Contracts.....................................................................   19
              3.8      Consents..............................................................................   20
              3.9      Intangibles...........................................................................   20
              3.10     Insurance.............................................................................   21
              3.11     Reports...............................................................................   21
              3.12     Personnel.............................................................................   21
              3.13     Labor Relations.......................................................................   24
              3.14     Taxes.................................................................................   25
              3.15     Claims and Legal Actions..............................................................   26
              3.16     Environmental Matters.................................................................   26
              3.17     Compliance with Laws..................................................................   27
              3.18     Conduct of Business in Ordinary Course................................................   28
              3.19     Broker................................................................................   29
              3.20     Capitalization........................................................................   29
              3.21     Disclosures...........................................................................   29
              3.22     Financial Reports.....................................................................   30
              3.23     Undisclosed Liabilities...............................................................   30
              3.24     Title to Interests; Authority of Paxsons..............................................   30
              3.25     Subsidiaries..........................................................................   31
              3.26     Books and Records.....................................................................   31

                                TABLE OF CONTENTS
                                   (CONTINUED)

              3.27     Bank Accounts; Powers of Attorney.....................................................   31
              3.28     Cable and Satellite Carriage..........................................................   32
              3.29     PNI Title to Interests; Authority of PNI..............................................   32
              3.30     Absence of Conflicts..................................................................   33
              3.31     Consents..............................................................................   33
              3.32     Broker................................................................................   33
              3.33     Representation of PNI Regarding the Company...........................................   33
              3.34     Disclosures...........................................................................   34

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER........................................................   34

              4.1      Organization, Standing, and Authority.................................................   34
              4.2      Authorization and Binding Obligation..................................................   34
              4.3      Absence of Conflicting Agreements.....................................................   34
              4.4      Broker................................................................................   35
              4.5      Buyer Qualifications..................................................................   35
              4.6      Disclosures...........................................................................   35

SECTION 5.    OPERATIONS OF THE COMPANY PRIOR TO CLOSING.....................................................   35

              5.1      Generally.............................................................................   35
              5.2      Compensation..........................................................................   37
              5.3      Contracts.............................................................................   37
              5.4      Disposition of Assets.................................................................   37
              5.5      Encumbrances..........................................................................   37
              5.6      Licenses..............................................................................   37
              5.7      Access to Information.................................................................   38
              5.8      Maintenance of Property...............................................................   38
              5.9      Insurance.............................................................................   39
              5.10     Delivery of Station Signal to Exeter and Nashua Cable Headends........................   39
              5.11     Estoppel Certificates.................................................................   39
              5.12     Books and Records.....................................................................   39
              5.13     Compliance with Laws..................................................................   39
              5.14     Notification..........................................................................   40
              5.15     Taxes.................................................................................   40
              5.16     Cable Carriage........................................................................   40
              5.17     Programming...........................................................................   40

SECTION 6.    SPECIAL COVENANTS AND AGREEMENTS...............................................................   41

              6.1      FCC Consent...........................................................................   41
              6.2      Control of the Station................................................................   41
              6.3      Broker Fee............................................................................   41
              6.4      Confidentiality.......................................................................   42
              6.5      Cooperation...........................................................................   42
              6.6      Access to Books and Records...........................................................   42

                                TABLE OF CONTENTS
                                   (CONTINUED)

              6.7      Buyer Conduct; Notification Up to and Including the Closing Date......................   42
              6.8      Employment Matters....................................................................   43
              6.9      Exclusivity...........................................................................   43
              6.10     Securities Filings....................................................................   43
              6.11     Taxes; Tax Returns; Straddle Period...................................................   44
              6.12     Cooperation on Tax Matters............................................................   44
              6.13     Certain Taxes.........................................................................   45
              6.14     Accounts Receivable...................................................................   45
              6.15     Alien Share...........................................................................   45
              6.16     Jupiter Lease.........................................................................   45

SECTION 7.    CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT CLOSING......................................   46

              7.1      Conditions to Obligations of Buyer....................................................   46
              7.2      Conditions to Obligations of Sellers..................................................   47

SECTION 8.    CLOSING AND CLOSING DELIVERIES.................................................................   48

              8.1      Closing...............................................................................   48
              8.2      Deliveries by Sellers.................................................................   48
              8.3      Deliveries by Buyer...................................................................   50

SECTION 9.    TERMINATION....................................................................................   51

              9.1      Termination by Sellers................................................................   51
              9.2      Termination by Buyer..................................................................   52
              9.3      Rights on Termination.................................................................   52
              9.4      Escrows...............................................................................   53
              9.5      Break-Up Fee..........................................................................   54

SECTION 10.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES..................   55

              10.1     Representations, Warranties and Covenants.............................................   55
              10.2     Indemnification by Sellers............................................................   55
              10.3     Indemnification by Buyer..............................................................   57
              10.4     Limitations...........................................................................   57
              10.5     Procedure for Indemnification.........................................................   59
              10.6     Specific Performance..................................................................   61
              10.7     Exclusive Remedies....................................................................   61

SECTION 11.   MISCELLANEOUS..................................................................................   61

              11.1     Fees and Expenses.....................................................................   61
              11.2     Notices...............................................................................   61
              11.3     Further Assurances....................................................................   63
              11.4     Governing Law.........................................................................   63

                                TABLE OF CONTENTS
                                   (CONTINUED)

              11.5     Headings..............................................................................   64
              11.6     Entire Agreement......................................................................   64
              11.7     Waiver of Compliance; Consents........................................................   64
              11.8     Publicity.............................................................................   64
              11.9     Consent to Jurisdiction...............................................................   64
              11.10    WAIVER OF JURY TRIAL..................................................................   65
              11.11    Severability..........................................................................   65
              11.12    Counterparts..........................................................................   65
              11.13    Further Representations...............................................................   65
              11.14    Absence of Third Party Beneficiary Rights.............................................   66
              11.15    No Assignment.........................................................................   66

                                LIST OF EXHIBITS

EXHIBITS
--------
Exhibit 2.3(a)    Form of Flow of Funds Memorandum

Exhibit 2.3(b)    Form of DR Indemnification Escrow Agreement

Exhibit 2.3(c)    Form of PNI Indemnification Escrow Agreement

Exhibit 2.7       Purchase Price Allocation

Exhibit 5.11      Landlord Estoppel Certificates

Exhibit 5.17      Form of Programming Agreement

Exhibit 6.14      Accounts Receivable Assignment Agreement

Exhibit 8.2(d)    Opinion of Sellers' Counsel

              LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

         THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (this "AGREEMENT") is dated as of December 31, 2002, by and among NORWELL TELEVISION, LLC, a Delaware limited liability company (the "COMPANY"), and the Members of the Company as identified on the signature page hereto (individually each of such Members being a "SELLER" and collectively being the "SELLERS"), and VALUEVISION MEDIA ACQUISITION, INC., a Delaware corporation ("BUYER").

                                    RECITALS

A. The Company owns and operates television station WWDP, Norwell, Massachusetts (the "STATION"), pursuant to authorizations issued by the Federal Communications Commission (the "FCC").

B. Sellers are the owners of all of the issued and outstanding limited liability company interests (the "INTERESTS") of the Company, including all of the Class A and Class B Interests.

C. On the terms and subject to the conditions contained in this Agreement, Sellers desire to sell to Buyer, and Buyer desires to purchase, all of the issued and outstanding Interests in the Company.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company and the Sellers, intending to be bound legally, agree as follows:

SECTION 1. DEFINITIONS

Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "ACCOUNTS RECEIVABLE" means (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes and (c) any Claim, remedy or other right related to any of the foregoing.

         "AFFILIATE" means with respect to any specified Person any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Persons means the power to direct the management and policies of such

Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "ASSETS" means, collectively, all of the Real Property (including Leases), Intangibles, Tangible Personal Property and Bank Assets owned or leased by the Company.

         "AT&T BROADBAND" means AT&T Broadband Management Corporation and its successors and assigns.

         "BENEFIT ARRANGEMENT" means any benefit arrangement, obligation, or practice, other than a "Benefit Plan," to provide benefits (other than merely as salary), as compensation for services rendered, to present or former directors, officers, employees, agents, or independent contractors, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

         "BENEFIT PLAN" has the meaning given the term "employee benefit plan" in ERISA Section 3(3).

         "BOSTON DMA" means, at the relevant time, the Boston Designated Market Area, as determined by Nielsen Media Research and published in its then most recent quarterly report.

         "CABLE HOMES" means, at the relevant time, (a) the cable television system or other multi-channel video programming service provider customers, including DBS customers, situated within the Boston DMA who are receiving the Station's programming on a full-time basis and (b) the cable television customers who are situated in Massachusetts within the Providence DMA who are receiving the Station's programming on a full-time basis from AT&T or its successor pursuant to a market modification petition that has been granted by the FCC pursuant to the Station's must-carry rights. For purposes of determining the number of Cable Homes to which the Station's programming is being carried as of a given measurement date the then most recent published report of Nielsen Media Research will be used. For purposes of calculating the adjustment, if any, to the Base Purchase Price based on the number of Cable Homes at Closing, the provisions of SECTION 2.4 will apply.

         "CLAIM" means any claim, demand, action, cause of action, litigation, investigation or proceeding.

         "CLOSING" means the consummation of the purchase and sale of all of the Interests of the Company pursuant to this Agreement in accordance with the provisions of SECTION 8.

         "CLOSING PAYMENT" means the Base Purchase Price as adjusted pursuant to
SECTION 2.4 less (a) the amount of the DR Indemnification Escrow Deposit and less (b) the amount of the PNI Indemnification Escrow Deposit and less (c) any Offset Holdback under SECTION 2.4(e).

         "CLOSING DATE" means the date on which the Closing occurs, as determined pursuant to SECTION 8.

         "CLOSING STATEMENT" means the statement delivered by the Company to Buyer at Closing accurately disclosing (a) the amount of all accruals and/or reserves made by the Company for (i) incentive bonuses for employees during the calendar year of the Closing or that are otherwise accrued but not yet paid,
(ii) all unpaid Taxes for the Taxable year of the Closing and prior Taxable periods, (b) the amount of the Current Assets of the Company as of the Closing Date, and (c) the total amount, if any, of the outstanding principal and accrued but unpaid interest thereon under any DTV Construction Loan, together with a pay-off letter from the lender(s) on any such DTV Construction Loan (including per diem amounts, as necessary).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY BENEFIT ARRANGEMENT" means any Benefit Arrangement the Company sponsors or maintains or with respect to which the Company has or may reasonably be expected to have any current or future liability (whether actual or contingent), in each case with respect to any present or former directors, officers, or employees of or independent contractors to the Company.

         "COMPANY PLAN" means any Benefit Plan that the Company maintains or to which the Company is obligated to make payments, or with respect to which it has or may reasonably be expected to have any liability, in each case with respect to any present or former employees of the Company.

         "CONTRACT" means any agreement, contract, lease, license, obligation, promise, or undertaking (whether written or oral and whether express or implied and including any amendments and other modifications thereto) that is legally binding.

         "CURRENT ASSETS" means (a) the funds, if any, remaining in the Company's checking account at Wachovia National Bank, Account No. 2000008524243, after all checks outstanding as of the Closing have cleared after the Closing,
(b) the Company's petty cash, if any, retained by the Company in its Massachusetts studio at Closing; (c) the portion of the security deposit of $720 relating to the Company's Jupiter, Florida office space (the "JUPITER LEASE"), if any, that may be returned to the Company after the termination of such lease (it being acknowledged, however, that if the Jupiter Lease is not terminated as of the Closing, the Jupiter Lease shall be the sole obligation of the Paxsons as contemplated in SECTION 6.16); (d) an amount equal to the security deposit of $1,226 held by Triumph Communications, Inc. pursuant to its Service Contract with the Company; (e) prepaid insurance premiums, if any; (f) prepaid personal property taxes, if any; and (g) prepaid FCC fees, if any.

         "DBS" means direct broadcast satellite.

         "DTV" means digital television.

         "DTV CONSTRUCTION PERMIT" means the Company's Digital Television Broadcast Station Construction Permit No. BPCDT-1990322KE.

         "DTV EXPENSES" means the costs and expenses incurred by the Company in compliance with SECTION 5.6 to purchase equipment for and to construct the Station's DTV facilities.

         "DTV EXTENSION" means the Company's application before the FCC for Extension of Time to Construct a Digital Television Broadcast Station, File No. BEPCDT-20020829ABE, dated August 29, 2002, which was granted by the FCC on October 31, 2002 (FCC Report No. 45352).

         "DTV MODIFICATION" means the Company's request before the FCC for modification of the DTV Construction Permit, File No. BMPCTDT-20020208AAJ, dated May 1, 2002, which was granted by the FCC on November 22, 2002.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

         "EARNEST MONEY ESCROW AGREEMENT" means the Earnest Money Escrow Agreement entered into as of the date hereof among Buyer, the Sellers and the Escrow Agent.

         "ERISA AFFILIATE" means any Person or entity that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001(b).

         "ESCROW AGENT" means Wells Fargo Brokerage Services, Inc.

         "FCC APPLICATION" means the application or applications required to be filed with the FCC in order to obtain the FCC Consent.

         "FCC CONSENT" means one or more actions of the FCC or its staff acting pursuant to delegated authority granting all necessary consents to the transfer of control of the Company to Buyer as contemplated by this Agreement.

         "FCC LICENSES" means all Licenses issued by the FCC to the Company in connection with the operation of the Station together with any additions thereto between the date of this Agreement and the Closing Date.

         "FINAL ORDER" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "GAAP" means generally accepted accounting principles, as in effect from time to time in the United States of America, applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power; or (f) official of any of the foregoing.

         "INDEBTEDNESS" means the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others (in the form of direct loans, capital leases, or otherwise) and purchase money indebtedness of the Company, (b) indebtedness of the type described in clause
(a) secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness, (c) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness, and (d) indebtedness of the type described in clause (a) guaranteed, directly or indirectly, by the Company.

         "INTANGIBLES" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, internet domain names, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or under which the Company is licensed or franchised, together with any additions thereto between the date of this Agreement and the Closing Date.

         "LAW" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute, treaty or governmental requirement or restriction of any kind (including any rules, regulations and orders promulgated thereunder, and any final orders, decrees, consents or requirements of any regulatory agency or court).

         "LIABILITY" means any direct or indirect liability, indebtedness, guaranty, endorsement, Claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         "LICENSE" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

         "LIEN" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, Claim, Liability, condition, covenant, easement, encroachment, lease, deed of trust, right-of-way, building or use restriction, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other Claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws, the Communications Act of 1934, as amended, and the FCC's rules and regulations), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         "MATERIAL ADVERSE EFFECT" means, with respect to any specified Person, any event, circumstance or occurrence that by itself or together with other changes or effects, could reasonably be expected to have a material and adverse effect on the business, employee relations, operations, assets, profits, properties, or condition (financial or otherwise), or that could impair the ability of such Person to perform its material obligations hereunder, or that could effect the validity or enforceability of this Agreement, provided that the foregoing shall not include any material adverse effect arising out of (a) factors, including economic factors, materially adversely affecting the television broadcasting industry generally, (b) general national, regional or local economic conditions, (c) changes in Laws, (d) any direct or indirect act of the United States Congress, the FCC or other Governmental Authority that prohibits, limits, delays or otherwise adversely affects the ability of Sellers or Buyer to receive compensation from a third party for ceasing broadcast operations of the Station on Channel 52, or (e) the failure of the Company to prove successful in any of its pending legal proceedings relating to the Station's market modification requests and must-carry rights that are set forth in Schedule 3.15, (f) if the specified Person is the Company or any of the Sellers, actions taken by Buyer that are not required or permitted to be taken under this Agreement, or (g) if the specified Person is Buyer, actions taken by any of the Company or any of the Sellers that are not required or permitted to be taken under this Agreement.

         "MULTIEMPLOYER PLAN" means any Benefit Plan described in ERISA Section 3(37).

         "PAXSONS" means collectively and jointly and severally Devon Paxson and Roslyck Paxson.

         "PERMITTED LIEN" means any (a) Lien for current taxes and assessments not yet past due, (b) Lien of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business for sums not yet past due, and (c) recorded Lien (other than for Indebtedness) relating to the title to real property and other recorded imperfections of title that could not reasonably be expected to have a Material Adverse Effect on the Company.

         "PENSION PLAN" means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan).

         "PERSON" means an individual, corporation, association, partnership, joint venture, limited liability company or other entity or organization.

         "PNI" means Paxson Norwell Interest, Inc., a Florida corporation and one of the Sellers.

         "PROVIDENCE DMA" means, at the relevant time, the Providence, Rhode Island, New Bedford, Massachusetts Designated Market Area, as determined by Nielsen Media Research and published in its then most recent quarterly report.

         "QUALIFIED PLAN" means any Benefit Plan intended to meet the requirements of Code Section 401(a), including any already terminated plan.

         "REAL PROPERTY" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, variances, non-conforming use rights, special exceptions, development rights and zoning applications and approvals, fixtures, and all Structures thereon, owned or held by the Company, together with any additions thereto between the date of this Agreement and the Closing Date.

         "STRUCTURE" means any structure, building, facility or improvement to the Real Property as currently in place and as will be in place after the completion of the construction of the DTV antenna and related other facilities pursuant to the DTV Construction Permit, and any structural, mechanical and other physical system thereof that constitute part of the Real Property and for which the Company has a legal or contractual obligation to maintain or repair or ownership interest in, including the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at the Real Property.

         "TANGIBLE PERSONAL PROPERTY" means the equipment, tools, vehicles, furniture, office equipment, inventory, spare parts, and other tangible personal property owned by the Company, together with any additions thereto between the date of this Agreement and the Closing Date. Notwithstanding the foregoing, Tangible Personal Property shall not include equipment, tools, furniture, and office equipment located at the Company's headquarters in Jupiter, Florida as of the date hereof.

         "TAX" (and with correlative meaning, "TAXES" and "TAXABLE") means (a) all foreign, federal, state, local and other income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, estimated, withholding, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

         "TAX AUTHORITY" means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

         "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

         1.1      Rules of Construction.

                  (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the term "Section" refers to the specified Section of this Agreement; (v) the word "including" shall mean "including, without limitation;" and (vi) the word "or" shall be disjunctive but not exclusive.

                  (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

                  (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                  (d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

                  (e) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                  (f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified and shall be counted commencing from the day immediately following the date from which such number of days are to be counted. A business day is a day other than a Saturday or a Sunday on which the banks in the City of New York, New York are open for business.

                  (g) Except as otherwise expressly provided herein or in the Exhibits or Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

                  (h) The phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the actual knowledge of any individual who is serving, or who has at any time since the Company was organized served, as a director or officer of the Company, or in any similar management capacity, has, or at any time had, of a particular fact or other matter, and the knowledge of any director or officer or individual serving in a similar management capacity of the Company of any fact or matter that such director or officer or individual serving in a similar management capacity could reasonably be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. The phrases "knowledge of the Paxsons" or the "Paxsons' knowledge" or words of similar import, mean the actual knowledge of Devon Paxson or Roslyck Paxson and the knowledge of each of such Person of any fact or matter that such Person could reasonably be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. The phrase "knowledge of PNI" means the actual knowledge without investigation of Lowell W. Paxson, Jeff Sagansky, Thomas Severson, Ronald Rubin, Anthony Morrison, Dean Goodman, William Watson and Adam Weinstein.

Terms Defined Elsewhere in this Agreement. Capitalized terms used in this Agreement and not defined in SECTION 1.1 shall have the meanings ascribed to them where indicated in the text of this Agreement.

SECTION 2. PURCHASE AND SALE OF INTERESTS

Agreement to Sell and Buy. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, all of such Seller's Interests in and to the Company, free and clear of any and all Liens.

Purchase Price. Subject to the adjustments set forth in SECTION 2.4 and the additions set forth in SECTION 2.5, the purchase price for the Interests shall be Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000) (such aggregate amount being, the "PURCHASE PRICE" and such $32,500,000 amount being the "BASE PURCHASE PRICE"). The portion of the Purchase Price payable at the Closing shall be paid to the Sellers as provided in SECTION 2.3.

Payment of Purchase Price. At the Closing, Buyer shall

                  (a) pay to each of the Sellers (or their respective designees) their allocable share of the Closing Payment by delivering payment of the Closing Payment by federal wire transfer of same-day funds (pursuant to wire instructions delivered by each of the Sellers to Buyer at least two (2) business days prior to the Closing Date) as set forth in a Flow of Funds Memorandum to be delivered by Sellers to Buyer at Closing in a form consistent with Exhibit 2.3(a);

                  (b) deliver the sum of Three Million Dollars ($3,000,000) (the "DR INDEMNIFICATION ESCROW DEPOSIT") to the Escrow Agent to be held by the Escrow Agent pursuant to the escrow agreement in the form attached hereto as
Exhibit 2.3(b) (the "DR INDEMNIFICATION AGREEMENT") for the purpose of securing the Paxsons' indemnity obligations under SECTION 10; and

                  (c) deliver the sum of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the "PNI INDEMNIFICATION ESCROW DEPOSIT") to the Escrow Agent to be held by the Escrow Agent pursuant to the escrow agreement in the form attached hereto as Exhibit 2.3(c) (the "PNI INDEMNIFICATION AGREEMENT") for the purpose of securing PNI's indemnity obligations under SECTION 10.

For purposes of this SECTION 2.3, SECTION 2.4 (to the extent that it adjusts the Base Purchase Price under SECTION 2.3) and SECTION 2.5, all payments to the Sellers in respect of the Purchase Price shall be made to Sellers (or their respective designees) pursuant to the Flow of Funds Memorandum.

Purchase Price Adjustments.

                  (d) If as of the Closing Date the Station's programming is provided to fewer than 90% or more than 110% of Cable Homes as of the date of this Agreement, then the Base Purchase Price shall be adjusted, as applicable, by subtracting from or adding to the Base Purchase Price $17.76 for each Cable Home below or above such number; provided however that, the maximum amount of the adjustment upward or downward that may be made to the Base Purchase Price according to this calculation is the adjustment that would be made upon a 20% change upward or downward in the number of Cable Homes to which the Station's programming is provided on the Closing Date as compared to the number of Cable Homes to which the Station's programming was provided on the date of this Agreement. The prior sentence will be interpreted according to the following examples (which examples are not a substitute for the actual numbers of Cable Homes): assuming that there are 1,829,390 Cable Homes on the date of this Agreement, then (i) if on the Closing Date there are between 1,646,451 and 2,012,329 Cable Homes, there would be no adjustment to the Base Purchase Price;
(ii) if on the Closing Date there are 1,554,981 Cable Homes - a 15% drop in the number of Cable Homes - the Base Purchase Price would be reduced by $1,624,507.20, which is $17.76 times 91,470 (the difference between 90% of the Cable Homes on the date of this Agreement and the number of Cable Homes on the Closing Date), (iii) if on the Closing Date there are 2,103,799 Cable Homes - a 15% increase in the number of Cable Homes - the Base Purchase Price would be increased by $1,624,507.20, which is $17.76 times 91,470 (the difference between 110% of the Cable Homes on the date of this Agreement and the number of Cable Homes on the Closing Date); (iv) if on the Closing Date there are 1,372,042 Cable Homes (a 25% reduction in the number of Cable Homes from the date of this Agreement and a reduction of 274,409 Cable Homes from 90% of the Cable Homes as of the date of this Agreement), then the reduction from the Base Purchase Price would only be $3,248,996.60, which is 17.76 times 182,939; and (v) if on the Closing Date there are 2,286,738 Cable Homes (a 25% increase in the number of Cable Homes from the date of this Agreement and an addition of 274,409 Cable Homes from 110% of the Cable Homes as of the date of this Agreement), then the addition to the Base Purchase Price would only be $3,248,996.60, which is 17.76 times 182,939.

                  (e) For purposes of this SECTION 2.4, if before the Closing Date the FCC releases an order in Media Bureau Case No. CSR-5724-A that provides that the Station's programming shall be carried by CoxCom, Inc., its Affiliate, or its successor-in-interest ("COX") in the Providence DMA, then if and only if there would otherwise be a downward (but not an upward) adjustment to the Base Purchase Price under SECTION 2.4(a), then the number of subscribers served by Cox in those communities included for mandatory carriage of the Station pursuant to any such order shall be added to the number of Cable Homes as of the Closing Date for the sole purpose of offsetting the reduction, if any, in the Base Purchase Price calculated under SECTION 2.4(a); provided that in no event shall the addition, if any, of the Cox subscribers to the number of Cable Homes as of the Closing Date result in any upward adjustment of the Base Purchase Price.

                  (f) For purposes of this SECTION 2.4, if before the Closing Date the FCC releases an order in Media Bureau Case No. CSR-5970-A that provides that the Station's programming shall be carried by Charter Communications, its Affiliate, or its successor-in-interest ("CHARTER") in the Providence DMA and the Station's programming begins to be carried by Charter in the Providence DMA on a full-time basis, then the number of subscribers served by Charter in those communities included for mandatory carriage of the Station pursuant to any such order shall be added to the number of Cable Homes as of the Closing Date.

                  (g) For purposes of this SECTION 2.4, if before the Closing Date the FCC releases an order in Media Bureau Case No. CSR-5970-A that provides that the Station's programming shall be carried by Full Channel TV, its Affiliate, or its successor-in-interest ("FULL CHANNEL") in the Providence DMA and the Station's programming begins to be carried by Full Channel in the Providence DMA on a full-time basis, then the number of subscribers served by Full Channel in those communities included for mandatory carriage of the Station pursuant to any such order shall be added to the number of Cable Homes as of the Closing Date.

                  (h) If pursuant to SECTION 2.4(b), there is any offset to the adjustment to the Base Purchase Price under SECTION 2.4(a) and at the time of Closing any order issued by the FCC under SECTION 2.4(b) has not become a Final Order, then to the extent that such order has offset a portion of the adjustment to the Base Purchase Price that would otherwise be made under SECTION 2.4(a), at the Closing Buyer shall holdback an amount (the "OFFSET HOLDBACK") equal to the amount of the offset to the adjustment to the Base Purchase Price until such time as such order becomes a Final Order, at which time Buyer shall within five business days of the date that Buyer receives notice that such order has become a Final Order from both of the Joint Sellers' Representatives deliver to each of the Sellers their allocable share of the amount of the Offset Holdback according to the Flow of Funds Memorandum.

         2.2      Additions to Purchase Price.

                  (a)      As an addition to the Purchase Price and subject to
SECTION 6.16, no later than 5:00 p.m. Eastern Time on the sixtieth day following the Closing Date, the Buyer shall pay to the Sellers by wire transfer of same-day funds pursuant to the wire instructions delivered to Buyer under
SECTION 2.3, an amount equal to One Hundred Fifty-Thousand Dollars ($150,000) (which is the amount that the Company shall deliver at Closing into an account named by Buyer pursuant to SECTION 8.2(p)) less (i) any amount paid by Buyer or the Company after the Closing in respect of trade accounts payable of the Company and other amounts owed by the Company that are attributable to the period prior to the Closing Date and each of which was not paid by the Company prior to the Closing Date, and less (ii) any amount paid by Buyer or the Company to honor any checks or other disbursements (including by credit card) that were made by the Company prior to the Closing Date but did not clear until on or after the Closing Date together with any penalties or fees attributable to such checks or disbursements and less (iii) an amount equal to the accrued and/or reserved unpaid Taxes of the Company reflected on the Closing Statement and less
(iv) an amount equal to the accrued and/or reserved unpaid incentive bonuses and other benefits for employees reflected on the Closing Statement and plus (v) an amount equal to the Current Assets of the Company as of the Closing Date. At the Closing, the Company shall deliver to Buyer bank statements as of the close of business on the last business day immediately prior to the Closing Date which statements shall reflect the amount of cash in the Company's Bank Assets together with a list of all uncleared checks written by the Company prior to the Closing Date, including the amount of each such uncleared check. Buyer shall be permitted to audit the Current Assets as reflected on the Closing Statement and to dispute the amount of the Current Assets that Buyer is to pay under (v) above. The provisions for raising and resolving any dispute as to the amount of the Current Assets shall be the same, mutatis mutandis, as the dispute resolution provisions provided in SECTION 2.5(d).

                  (b) Together with the payment required by SECTION 2.5(a), Buyer shall deliver to the Joint Sellers' Representatives (i) bank statements indicating all amounts of cash used to honor after the Closing Date all checks and other disbursements made by the Company prior to the Closing Date, and (ii) invoices and other records relating to all amounts paid by Buyer or the Company after the Closing Date that were attributable to trade accounts payable and other sums owing by the Company that were attributable to the period prior to the Closing Date that Buyer or the Company paid on or after the Closing Date together with such records sufficient to demonstrate such payments. Sellers shall be permitted to audit the payments made by Buyer or the Company after the Closing Date pursuant to SECTION 2.5(a)(i) and SECTION 2.5(a)(ii). The provisions for raising and resolving any dispute as to the amount of such payments shall be the same, mutatis mutandis, as the dispute resolution provisions provided in SECTION 2.5(d).

                  (c) If within five (5) years of the Closing Date Buyer or any Affiliate of Buyer (collectively, "BUYER COMPANIES") receives any cash or non-cash consideration as a result of an FCC auction of out-of-core television spectrum in which the Company's digital channel WWDP-DT, Channel 52, is sold, then, no later than thirty (30) days following the receipt of such consideration, the Buyer Companies shall pay to Sellers or their designees fifty percent (50%) of such consideration, as adjusted in accordance with the next sentence. For purposes of this SECTION 2.5(c), (i) to the extent any such consideration is in a form other than cash, the Buyer Companies shall make a cash payment to Sellers or their designees based on the fair market value of the non-cash consideration received by the Buyer Companies, as adjusted in accordance with the remainder of this sentence, (ii) in determining the amount of the payment to be made by the Buyer Companies to Sellers or their designees, there shall be deducted from the consideration received by the Buyer Companies the Modification Costs (as defined below), in connection with the consummation of the transaction that resulted in such consideration (it being understood that such deduction shall be made before calculating 50% of such consideration for purposes of the preceding sentence); provided, however, that, for purposes of this SECTION 2.5(c), the amount of costs or expenses deemed to be incurred by the Buyer Companies shall not exceed such consideration received by the Buyer Companies; and further provided that if the consideration is received by the Buyer Companies in installments, then the Buyer Companies' payment obligation under this SECTION 2.5(c) shall be made in proportionate installments, even if such installment payments extend beyond the fifth anniversary after the Closing Date. "MODIFICATION COSTS" means such reasonable, actual, direct, out-of-pocket costs or expenses incurred by the Buyer Companies in connection with the modification of the Station's facilities to operate on a new channel (or acquisition of another channel). The Buyer shall provide to Sellers, no later than two (2) business days prior to the date the payment to Sellers or their designees is to be made under this SECTION 2.5(c), invoices and other documents reasonably requested by Sellers evidencing the Buyer Companies' payment of or contractual obligation to pay the Modification Costs.

                  (d) As an addition to the Purchase Price, if and only if the Closing occurs, then no later than thirty (30) days after the Closing the Buyer shall pay to the Sellers cash in an amount equal to the reasonable DTV Expenses incurred between the date of this Agreement and the Closing Date by the Company; provided however that if the Company has obtained (as of the date hereof) or obtains (as contemplated in SECTION 5.1(e), between the date of this Agreement and the Closing) a loan and has applied the proceeds of such loan to pay DTV Expenses (any such loan being, a "DTV CONSTRUCTION LOAN"), then (i) if the amount of the principal and accrued but unpaid interest thereon outstanding under the DTV Construction Loan as of the Closing is less than the amount of the reasonable DTV Expenses, Buyer shall pay to the Sellers cash in the amount of such deficiency, and (ii) if the amount of the principal and accrued but unpaid interest thereon outstanding under the DTV Construction Loan as of the Closing exceeds the amount of reasonable DTV Expenses, Sellers shall pay to Buyer cash in the amount of such excess. The Company shall deliver to Buyer at Closing invoices for all equipment and construction costs relating to the Station's DTV facilities together with evidence of the payment for such equipment and construction costs (the "EVIDENCE OF DTV EXPENSE"). The Buyer shall have a period of ten (10) days to review and audit the Evidence of DTV Expense and such other supporting documentation as Buyer may require. Unless the Buyer delivers written notice to the Joint Sellers' Representatives on or prior to the 10th day after the delivery of the Evidence of DTV Expense and required supporting documentation stating that the Buyer has objections to the Evidence of DTV Expense, the Buyer shall be deemed to have accepted and agreed to the Evidence of DTV Expense as the amount of the reasonable DTV Expenses and the Evidence of DTV Expense shall be deemed to be final, binding and conclusive as the amount of the reasonable DTV Expenses. If the Buyer so notifies the Joint Sellers' Representatives of its objections to the Evidence of DTV Expense, the Joint Sellers' Representatives and Buyer shall, within twenty (20) days (or such longer period as the parties may agree) following such notice (the "DTV EXPENSE RESOLUTION PERIOD"), attempt to resolve their differences and any resolution by them as to any dispute regarding the expenses for purchasing equipment and construction relating to the DTV facilities shall be final, binding and conclusive on the parties hereto as the amount of the reasonable DTV Expenses. Any remaining dispute at the conclusion of the DTV Expense Resolution Period ("DTV UNRESOLVED DISPUTES") shall be submitted to the Washington, D.C. office of Ernst & Young, LLP (such firm being referred to as the "NEUTRAL AUDITORS") within ten (10) days after the expiration of the DTV Expense Resolution Period. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. The Neutral Auditors' determination of the DTV Unresolved Disputes shall be made within forty-five (45) days of the submission of the DTV Unresolved Disputes thereto, shall be set forth in a written statement delivered to the Joint Sellers' Representatives and Buyer and shall be final, binding and conclusive on the parties hereto as the amount of the reasonable DTV Expenses. Following the final determination of the amount of the reasonable DTV Expenses,
(i) the upward adjustment, if any, to the Purchase Price under this SECTION 2.5(d), shall be paid by Buyer to the Sellers in same day funds on the fifth day following final determination of the amount of the reasonable DTV Expenses, and
(ii) the excess, if any, of the principal plus accrued but unpaid interest thereon as of the Closing under any DTV Construction Loan over the finally determined amount of the reasonable DTV Expenses shall be paid by the Sellers to Buyer in same day funds on the fifth day following final determination of the amount of the reasonable DTV Expenses.

                  (e) Joint Sellers' Representatives. By signing this Agreement, each of Devon Paxson and Roslyck Paxson designates Devon Paxson to serve as his or her Joint Sellers' Representative for purposes of this Agreement, the Earnest Money Escrow Agreement and the DR Indemnification Escrow Agreement and to act on his or her behalf in any dispute, litigation or arbitration involving matters arising out of this Agreement, the Earnest Money Escrow Agreement, or the DR Indemnification Escrow Agreement from and after the date hereof.

                  (f) By signing this Agreement, PNI designates William L. Watson to serve as its Joint Sellers' Representative for purposes of this Agreement, the Earnest Money Escrow Agreement and the PNI Indemnification Escrow Agreement and to act on its behalf in any dispute, litigation or arbitration involving matters arising out of this Agreement, the Earnest Money Escrow Agreement, or the PNI Indemnification Escrow Agreement from and after the date hereof.

                  (g) Each of the Sellers shall be bound by any and all actions taken by the Joint Sellers' Representatives acting together on their behalf. Each Seller may appoint a substitute for the Joint Sellers' Representative appointed by it or them by delivery of notice of the substitution to the Buyer and the other Sellers pursuant to SECTION 11.2 and by delivery of notice to the Escrow Agent pursuant to the notice provisions of the Escrow Agreement with a copy of such notice to the Escrow Agent being delivered also to Buyer; provided that the Joint Sellers' Representative for Devon Paxson and Roslyck Paxson may only be replaced by a joint written notice signed by each of Devon Paxson and Roslyck Paxson or, in the event of one or the other's death or incapacity, by his or her respective personal representative. No substitution of any of the Joint Sellers' Representatives shall be effective unless all of the aforementioned notice requirements are strictly adhered to.

                  (h) Buyer and the Escrow Agent shall be entitled to rely upon any written communications executed by both Joint Sellers' Representatives, and no notice to either Buyer or the Escrow Agent shall be effective as a notice of both Joint Sellers' Representatives unless such notice is signed by each of the Joint Sellers' Representatives. Any written communication signed by only one of the Joint Sellers' Representatives shall be ineffective as a proper written communication to Buyer or to the Escrow Agent and, in the absence of a communication signed by both of the Joint Sellers' Representatives, each of Buyer and the Escrow Agent may proceed under this Agreement and under the Escrow Agreement as if no written communication was received from the Joint Sellers' Representatives. All notices to be sent to the Sellers pursuant to this Agreement shall be addressed to both of the Joint Sellers' Representatives and shall be sent to each of them and any notice so sent to the Joint Sellers' Representative for the Paxsons shall be deemed notice to each of the Paxsons and any notice so sent to the Joint Sellers' Representative of PNI shall be deemed notice to PNI. Each of the Sellers hereby consents and agrees that the Joint Sellers' Representative designated by it or them, as applicable, is authorized to accept notice on behalf of such Seller pursuant hereto.

                  (i) Each Joint Sellers' Representative is hereby appointed and constituted the true and lawful attorneys-in-fact of the Seller or Sellers, as applicable, that designated it, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of such Joint Sellers' Representatives; and in general to do all things and to perform all acts including without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement and the Escrow Agreement including to act on behalf of such Seller or Sellers in any dispute, litigation or arbitration involving matters arising out of this Agreement or the Escrow Agreement from and after the date hereof. All actions, decisions and instructions of the Joint Sellers' Representatives taken, made or given by the Joint Sellers' Representatives acting together pursuant to the authority granted to the Joint Sellers' Representatives pursuant to this SECTION 2.6 shall be final, conclusive and binding upon each of the Sellers. Buyer, the Escrow Agent, and each of their officers, directors, employees, agents and affiliates shall be able to rely exclusively on the instructions, decisions and actions of the Joint Sellers' Representatives made together in accordance with the provisions of this SECTION
2.6. The power of attorney and all authority hereby conferred is coupled with an interest, shall be irrevocable (except to the extent of the ability to appoint a substitute Joint Sellers' Representative as provided in this SECTION 2.6) and shall not be terminated (except to the extent of the ability to appoint a substitute Joint Sellers' Representative as provided in this SECTION 2.6) by any act of any Seller, by operation of law, whether by death or other event.

                  (j) Any Ancillary Document executed and delivered by either of the Joint Sellers' Representatives shall be deemed to be delivered by the Sellers represented by such Joint Sellers' Representative.

Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated, for purposes of Section 1060 of the Code, among the Assets as the parties mutually agree and to be reflected on Exhibit 2.7, which Exhibit will be delivered by Buyer and the Sellers at Closing (the "ALLOCATION"); provided, however, that if the Sellers do not agree on the Allocation at Closing, Sellers and Buyer may allocate the Purchase Price among the Assets as each of them shall determine in their sole discretion. Notwithstanding the foregoing sentence, if Buyer is required by applicable Law to obtain an allocation of the Purchase Price among the Assets from a valuation expert, then such expert allocation shall be substituted in place of Exhibit 2.7 as the Allocation, if any, and the expert shall be chosen by mutual consent of Buyer and the Sellers. The parties further agree that all Tax Returns and reports (including Form 8594), and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position inconsistent with) the Allocation unless required by the Internal Revenue Service or a state taxing authority. For purposes of this SECTION 2.7 only, "Purchase Price" means the Purchase Price (i) plus liabilities of the Company that are treated as assumed by Buyer for federal income tax purposes; (ii) plus or minus, as appropriate, any Purchase Price Adjustment. The transactions contemplated under this Agreement shall be treated for federal tax purposes in accordance with Internal Revenue Service Revenue Ruling 99-6.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY.

A. The Company and the Paxsons, jointly and severally, represent and warrant to Buyer as follows in SECTION 3.1 through SECTION 3.28 (except for SECTION 3.24 which representations and warranties are made only by the Paxsons and not by the Company):

Organization, Standing, and Authority. The Company is a limited liability company that was duly organized in the calendar year 2000, is validly existing and in good standing under the laws of the State of Delaware. The Company is duly authorized, qualified and licensed to do business, and is in good standing, under all applicable Laws to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Schedule 3.l contains a complete and accurate list of all jurisdictions in which the Company is authorized or qualified to do business. Attached to Schedule 3.1 are true, complete and correct copies of its Certificate of Formation and Amended and Restated Limited Liability Company Agreement, neither of which has been amended as of the date hereof (collectively, the "CHARTER DOCUMENTS"). The Company is not in violation of, in conflict with or in default under any applicable Charter Documents, and there exists no condition or event, which, after notice or lapse of time or both, would result in any such violation, conflict or default. The Company has made available the correct and complete corporate minute books, original securities ledger and company seal to Buyer.

Authorization and Binding Obligation. The Company has full limited liability company power and authority to (a) operate and carry on its business as presently conducted, (b) execute and deliver this Agreement and the other agreements, documents, certificates and instruments contemplated hereunder (collectively, such other agreements, documents, certificates and instruments being the "ANCILLARY DOCUMENTS") to which it is a party, and (c) perform its obligations under this Agreement and complete the transactions contemplated by this Agreement. This Agreement and the Ancillary Documents to be executed and delivered by the Company hereunder, when executed and delivered by the Company, have been duly and validly authorized by the members and directors of the Company and by all other requisite actions on behalf of the Company. This Agreement and the Ancillary Documents to which it is a party have been duly approved and, upon execution and delivery, will have been validly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company according to their respective terms, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by general principles of equity.

Absence of Conflicts. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the obligations contemplated hereunder will (a) conflict with, or result in a breach or violation of any of the Charter Documents or any resolution or approval of the members or directors of the Company; (b) conflict with, result in a breach of, violate, accelerate or increase the obligations under, or result in a default under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any note, Contract, sublease, sublicense, franchise, permit, indenture, or instrument of indebtedness, Lien or other agreement or arrangement to which the Company is a party or by which the Company is bound; (c) result in the creation or imposition of any Lien on any of the Assets, pursuant to (i) any Law to which the Company or any of the Assets are subject, or (ii) any judgment, litigation, order or decree to which the Company is bound or any of the Assets are subject; (d) conflict with or violate, or give any Governmental Authority the right to revoke, suspend, withdraw, cancel, terminate or modify, any License or contractual right held by the Company; (e) violate any Law to which the Company, any of the Paxsons or any of the Assets are bound; (f) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (g) to the Company's knowledge or the Paxsons' knowledge, cause any of the Assets to be reassessed or revalued by any Taxing Authority or other Governmental Authority; or (h) result in a breach or violation of, default under or the triggering of any payment or other obligations pursuant to, any of the Company's existing Benefit Plans or Benefit Arrangements or any grant or award made under any of the same.

Governmental Licenses. Schedule 3.4 contains a complete and accurate list as of the date hereof of all FCC Licenses and all other Licenses that are held by the Company or that otherwise relate to the business of the Company or to any of the Assets. The Company has delivered to Buyer true and complete copies of the Licenses listed on Schedule 3.4 (including any amendments and other modifications thereto). Each License listed or required to be listed on Schedule
3.4 is valid and in full force and effect, and the Company has not received any notice that any Governmental Authority intends to modify, cancel, terminate or not renew any License. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any Governmental Authority for the lawful conduct of the business and operations of the Company in the manner and to the extent they are conducted on the date hereof. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions applicable to the Licenses and other applicable Laws and is not in violation of any of the foregoing, except to the extent that any non-compliance or violation has not caused, and could not be reasonably expected to cause, any License to be forfeited or revoked and has not caused, and could not be reasonably expected to cause, the Company to incur any monetary or criminal penalty. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any License. To the Company's or the Paxsons' knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any License listed or required to be listed on Schedule 3.4, or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any License listed or required to be listed on Schedule 3.4. All applications required to have been filed for the renewal of the Licenses listed or required to be listed on Schedule 3.4 have been duly filed on a timely basis with the appropriate Governmental Authorities. Except to the extent that a failure to make a timely filing would not, and could not be reasonably expected to, cause the Company to incur any monetary or criminal penalty, all other filings required to have been made with respect to such Licenses have been duly made on a timely basis with the appropriate Governmental Authorities.

Title to and Condition of Real Property. The Company holds no fee estate in real property. Schedule 3.5 contains an accurate description of all leasehold interests in the Real Property to which the Company is a party. The Real Property constitutes all of the interests in real property necessary for the Company to conduct its business as currently conducted and as proposed to be conducted pursuant to the DTV Modification. The Company has delivered to Buyer true and complete copies of all leases (including any and all amendments and assignments) pertaining to the Real Property (collectively, the "LEASES"). Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by general principles of equity. The Company is the valid owner of all leasehold interests under and with respect to each of the Leases and the premises thereunder, and the Company has not assigned, sublet or otherwise transferred the Company's interests or any portion thereof in any Lease or any of the premises thereunder. Except as described on Schedule 3.5, there are no parties other than the Company in possession of any of the leased premises (as identified in each respective Lease) under any of the Leases or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the leased premises (as identified in each respective Lease) under any of the Leases or any portion thereof. There is not under any Lease any default by the Company or, to the Company's knowledge or the Paxsons' knowledge, by any other party thereto. Each of the Leases and the Company's interests thereunder are free and clear of all Liens, other than Permitted Liens. There is no pending or, to the Company's knowledge, threatened condemnation or similar proceeding affecting any of the Real Property. Except as disclosed on Schedule 3.5, all Real Property (including any Structures thereon) (i) is in good condition and repair consistent with its present use (ordinary wear and tear excepted), (ii) is available for immediate use in the conduct of the business and operations of the Station as conducted on the date hereof and as proposed to be conducted upon completion of the Station's DTV facilities pursuant to the DTV Modification, and
(iii) to the Company's knowledge, complies with all applicable building or zoning codes and the laws, statutes and regulations of any Governmental Authority having jurisdiction thereover. Schedule 3.5 sets forth the amount of the periodic rent and all other sums required to be paid by the Company pursuant to any Lease. The Company is not late or in default with respect to any payments owed by it under any Lease. The Company has obtained all approvals of Governmental Authorities (including certificates of use and occupancy, licenses and permits) required to be obtained by the Company in connection with its use, occupation and operation of the leased premises (as identified in each respective Lease) under each of the Leases. To the Company's knowledge or the Paxsons' knowledge, no fact or condition exists which could reasonably be expected to result in the termination or reduction of the current access from the Real Property to existing roads or to utility services presently serving the leased premises (as identified in each respective Lease) under any of the Leases.

Title to and Condition of Tangible Personal Property.

                  (a) The Company does not lease any Tangible Personal Property. The Company has good and valid title to all Tangible Personal Property owned by the Company or used or held for use by it in connection with its business. The Tangible Personal Property constitute all of the assets, rights and properties necessary for the conduct of the business of the Company after the Closing Date substantially in the same manner as conducted prior to the Closing Date and to deliver a signal of sufficient quality to AT&T Broadband as is required by all Laws and under all Contracts relating or applicable to the carriage of the Station's signal. Except for any Liens in respect of the Indebtedness, the Tangible Personal Property is free and clear of all Liens, and except for any Liens incurred by the Company relating to a DTV Construction Loan entered into in compliance with SECTION 5.1(e), the Tangible Personal Property will be free and clear of any Liens at Closing. Schedule 3.6(a) sets forth a complete and accurate list of all Tangible Personal Property included on the most recent balance sheet in the Financial Statements or owned by the Company as of the date hereof with a current book value in excess of Ten Thousand Dollars ($10,000.00) and indicates all Liens currently attaching to any of the Tangible Personal Property.

                  (b) All of the Tangible Personal Property owned by the Company is in good operating condition and repair, ordinary wear and tear excepted and are adequate for the uses to which they are being put. None of the Company's machinery or equipment is being used for purposes for which such machinery or equipment was not designed or intended by its manufacturer. All items of equipment used or useful in connection with the broadcast of the Stations' signal and included in the Tangible Personal Property have been maintained in a manner consistent with generally accepted standards of good engineering practice. The Tangible Personal Property constitutes all of the equipment necessary, as of the date hereof, to permit the Station to operate in compliance with the terms of the FCC Licenses, the FCC rules, regulations and policies, all other applicable Laws and with all of its must carry obligations.

Company Contracts.

                  (c) Schedule 3.7(a) contains an accurate list as of the date hereof of all Contracts to which the Company is a party or by which it or any of its Assets are bound (collectively, the "COMPANY CONTRACTS"), including
(i) Contracts that may give rise to obligations, Liabilities or benefits exceeding $100,000, including each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement or other instrument evidencing indebtedness relating to the Company, or to which the Company is a party or by which it or any of its Assets are bound, (ii) all Contracts, commitments, and instruments, written or oral, between the Company and any member, officer or director of the Company, (iii) all "must carry" agreements and programming agreements to which the Company is a party, (iv) all Contracts that relate to any Intellectual Property other than software licenses for software customarily known as "off-the-shelf" or "shrinkwrap" software, and (v) the Leases. The Company has delivered to Buyer true, complete and correct copies of each of the Company Contracts.

                  (d) Each Company Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of or against the Company and, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by general principles of equity, each of the other parties thereto. Neither the Company nor, to the knowledge of the Company or of the Paxsons, any other party to any Company Contract is currently in breach of or in default under, or has improperly terminated any Company Contract, and there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach, default or termination. There are no Company Contracts that were not negotiated at arm's length.

                  (e) The Station is in full compliance with all terms and conditions required for carriage under the January 31, 2001, Cable Carriage Agreement between AT&T Broadband Management Corporation and Norwell Television LLC, as amended, including the provision of a "Good Quality Signal," as defined therein.

Consents. Other than the consent of the FCC, the Company and the Paxsons are not required to obtain (a) any consent, authorization or approval of any Governmental Authority or of any other Person in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transaction contemplated by this Agreement, or (b) any consent, waiver or approval of any parties to any Company Contracts in connection with any of the transactions contemplated hereby the failure of which to obtain would, or could be reasonably expected to, result in any modification of any such Company Contract after the consummation of the transactions contemplated hereby or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

Intangibles. Schedule 3.9 contains a complete and accurate list of all Intangibles owned by or licensed to the Company on the date hereof (and identifies which are owned and which are licensed) and, the Company owns or licenses such Intangibles free and clear of any royalty or Lien, except for restrictions on the face of the Licenses. The Company's ownership or license of the Intangibles is valid or enforceable and does not infringe upon or conflict with any patent, trademark, service mark, copyright or trade name of any third party by the Company. The Company has not given any notice of infringement to any third party with respect to any of the Intangibles and to the Company's knowledge no such infringement exists. The Company's call sign "WWDP" used for the Station is not protected by any registered servicemark, trademark or other license other than the authorization of the FCC to use such call sign.

Insurance. The Company is covered by valid and, except for policies of insurance that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company, in each case with responsible and reputable insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company and there has been no lapse in insurance coverage as a result of an expiration or termination of any insurance policy. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, and (b) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination or modification under the policy. Schedule 3.10 contains a complete and accurate list as of the date hereof of all of the Company's insurance policies and binders of insurance and the amounts and types of insurance coverages available thereunder. To the knowledge of the Company or of the Paxsons, there have been no threatened terminations of, or extraordinary premium increases with respect to, any of the insurance policies independently carried by the Company.

Reports. All returns, reports, notifications and statements required to be filed by the Company with the FCC or with any other Governmental Authority have been filed, and all reporting requirements of the FCC and other Governmental Authorities having jurisdiction over the Company have been complied with by the Company, except to the extent that any failure to file has not caused, and could not be reasonably expected to cause, any License to be forfeited or revoked and has not caused, and could not be reasonably expected to cause, the Company to incur any monetary or criminal penalty. All of such returns, reports, notifications and statements are substantially complete and correct as filed. Except to the extent that any incompleteness or inaccuracy has not caused, and could not be reasonably expected to cause, any License to be forfeited or revoked and has not caused, and could not be reasonably expected to cause, the Company to incur any monetary or criminal penalty, all files and records relating to the business of the Company that are required by applicable Laws to be kept by the Company have been kept in proper order and are complete, including the public inspection file required by FCC rules, regulations and policies.

Personnel.

                  (f) Schedule 3.12(a) contains a complete and accurate list as of the date hereof of all Company Plans and Company Benefit Arrangements.

                  (g) With respect, as applicable, to Benefit Plans and Benefit Arrangements:

                           (i)      The Company has delivered or made available
to Buyer true, correct, and complete copies of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable: (A) the Plan document and amendments thereto; (B) the most recent trust agreements, insurance policies, and service agreements; (C) the most recent Form 5500 or 5500C/R and any attached financial statements and those for the prior three years and any related actuarial reports; (D) the last Internal Revenue Service ("IRS") determination or opinion letter, and the last IRS determination or opinion letter that covered the qualification of the entire plan (if different); (E) the most recent summary plan description and summaries of material modifications for the last three (3) years; (F) any prospectuses that describe the Company Plans or Company Benefit Arrangements; (G) the most recent Statement of Financial Accounting Standards Nos. 87, 106, and 112 reports; (H) the most recent written descriptions (if any) of all non-written Company Plans and Company Benefit Arrangements; (I) all notices the IRS or Department of Labor issued to the Company within the four years preceding the date of this Agreement with respect to any Company Plan or Company Benefit Arrangement; and (J) the most recent employee manual or handbook containing personnel or employee relations policies;

                           (ii)     The Company does not now have, nor has it
ever had or maintained or contributed to, any Qualified Plan. Each Company Plan and each Company Benefit Arrangement has been maintained in compliance with its constituent documents and with all applicable law, including federal and state securities laws and any reporting and disclosure requirements. With respect to each Company Plan, no non-exempt transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred. No current or former asset of a Company Plan has been any security issued by the Company, and the Company has never sponsored an employee stock ownership plan;

                           (iii)    The Company has never sponsored or
maintained or had any liability (whether actual or contingent) with respect to any Pension Plan; the Company has no liability (whether actual or contingent) with respect to any Pension Plan maintained by any predecessor entity; the Company neither has nor has ever had any ERISA Affiliates (and if it is ever determined that the Company does or did have one or more ERISA Affiliates, there is no Liability that the Company has or could incur relating to the actions or omissions of such ERISA Affiliate that could require the Company to make any payment of money as a fine or penalty or otherwise or incur any expense after the Closing); the Company has no liability (whether actual or contingent) with respect to any Benefit Plan or Benefit Arrangement other than the Company Plans and Company Benefit Arrangement or with respect to any Benefit Plan maintained, now or in the past (or that should have been maintained), by any predecessor;

                           (iv)     There are no pending Claims (other than
routine benefit claims) that have been asserted or instituted (or to the knowledge of the Company or the Paxsons threatened) by, against, or with respect to the administration of, any Company Plans or Company Benefit Arrangements, nor, to the knowledge of the Company or the Paxsons, is there any basis for any such Claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign Governmental Authority (including the IRS and Department of Labor). No matters are pending under the IRS's Employee Plans Compliance Resolution System or any predecessor or successor program with respect to any Company Plan or Company Benefit Arrangement;

                           (v)      No Company Plan or Company Benefit
Arrangement contains any provision or is subject to any law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any liabilities as a result of the transactions this Agreement contemplates; the Company has not declared or paid any bonus or incentive compensation related to the transactions this Agreement contemplates; and no payments under any Company Plan or Company Benefit Arrangement would, individually or collectively, be nondeductible under Code Section 280G;

                           (vi)     All contributions to any Company Plan which
were due as of the Balance Sheet Date have been paid. All contributions to any Company Plan or Company Benefit Arrangement that had accrued but not fallen due as of the Balance Sheet Date will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date. All monies withheld from employee paychecks by the Company for contributions to a Company Plan have or shall have been transferred to the relevant Company Plan within the time required by applicable regulations;

                           (vii)    The Company does not provide benefits
through a voluntary employees' beneficiary association as defined in Code
Section 501(c)(9); and

                           (viii)   All group health plans (as defined in Code
Section 5000(b)) maintained by the Company comply and have complied (to the extent applicable) with the requirements of Part 6 of Title I of ERISA ("COBRA"), Code Section 5000, and the Health Insurance Portability and Accountability Act. Except as required by COBRA or a State law equivalent, no employee or former employee (or beneficiary of either) of the Company is entitled to receive any benefits under any Company Plan that is a "welfare plan" as defined in ERISA Section 3(1), including, without limitation, life insurance or medical benefits (whether or not insured), beyond retirement or other termination of employment.

                  (h) Schedule 3.12(c) contains the most recent quarterly listing of workers' compensation Claims and a schedule of workers' compensation Claims of the Company since the organization of the Company.

                  (i) Schedule 3.12(d) sets forth an accurate list, as of the date hereof, of (i) all employees of the Company; (ii) all officers and all directors of the Company; (iii) all employment agreements with such employees, officers, and directors; (iv) the current annual compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such employee, officer or director as of (A) the Balance Sheet Date and (B) the date of this Agreement and (v) the outstanding amount of any loans, credit agreements or guarantees between the Company and any employee, officer or director. Any accruals for incentive bonuses to employees of the Company for the calendar year 2002 are accurately reflected on the Financial Statements and such accruals for the calendar year 2003 will be accurately reflected on the Closing Statement.

Labor Relations. With respect to employees of, and only with respect to SECTIONS 3.13(d) and (e), service providers to, the Company:

                  (j) except to the extent that any non-compliance or violation has not caused, and could not be reasonably expected to cause, the Company to incur any monetary or criminal penalty, the Company complies and has complied with all applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has complied with all employment agreements, and no Claims, controversies, investigations, or suits are pending or, to the Company's knowledge or the Paxsons' knowledge, threatened with respect to such laws or agreements, either by private individuals or by Governmental Authorities; and, except as set forth in Schedule 3.13(a), all employees are at-will;

                  (k) the Company is not, nor has it been, engaged in any unfair labor practice, and there is not now, nor has there been, any unfair labor practice complaint against the Company pending or, to the knowledge of the Company or of the Paxsons, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council;

                  (l) no labor union represents or has ever represented the Company's employees and no collective bargaining agreement is or has been binding against the Company. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no Claims therefore exist or have, to the Company's knowledge or the Paxsons' knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or, to the knowledge of the Company or of the Paxsons, threatened against or directly affecting the Company;

                  (m) to the Company's knowledge or the Paxsons' knowledge, no contractor, manufacturer, or supplier used by or under contract with Company is in violation of any law relating to labor or employment matters;

                  (n) to the knowledge of the Company or of the Paxsons, all persons who are or were performing services for the Company and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified. The Company has fully and accurately reported the compensation of such independent contractors on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so; and

                  (o) the employees of the Company as of the date of this Agreement and as of the Closing Date constitute all the persons reasonably necessary to operate the Company's business as in effect as of the date hereof.

         3.2      Taxes.

                  (a) The Company has been a partnership for U.S. federal income tax purposes at all times since its formation up to and including the Closing Date. No Person has ever elected that the Company be treated as an association for federal income tax purposes under Treasury Regulations Section 301.7701-3. Except as stated in the preceding sentences of this subsection, the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes. The Company does not and will not have up to and including the Closing Date any interest in any other entity with respect to which the Company owns a majority of the beneficial ownership or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  (b) All Tax Returns required to be filed by or with respect to the Company have been filed, and all such Tax Returns are true, correct, and complete in all respects. The Company has paid in full on a timely basis all Taxes, whether or not shown on any Tax Return, owed by or with respect to the Company. The Company has made adequate provision in the Financial Statements or its accounts for all Taxes which have accrued but are not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

                  (c) There is no Claim, audit, or examination now proposed or pending against or with respect to the Company in respect of any Tax, and the Company has neither received any notice of any audit, examination or Claim for Taxes, whether pending or threatened, nor entered into any closing agreement or similar binding agreement with a Governmental Authority relating to Taxes. The Company has not received any written ruling of a Governmental Authority relating to Taxes. Except as set forth in Schedule 3.14(c), the Company has not requested an extension of time within which to file any Tax Return or been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, and all Tax Returns of the Company since its date of organization have been made available to and delivered to Buyer. Schedule 3.14(c) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file or does file Tax Returns relating to Taxes of the Company.

                  (d) The Company currently uses the accrual method of accounting for income Tax purposes and such method has not changed since its formation. None of the Assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code. The Company does not have a permanent establishment in any foreign country.

                  (e) The Company has withheld or otherwise collected and paid over to the proper Governmental Authorities all Taxes required to have been withheld or otherwise collected and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                  (f) There are (and as of immediately following the Closing there will be) no Liens on the Assets or the Company relating or attributable to Taxes, other than Liens for Taxes not yet due and payable. To the knowledge of the Company or of the Paxsons, there is no basis for the assertion of any Claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                  (g) The Company has never been a member of an affiliated or other group filing a consolidated, combined, unitary or similar Tax Return. The Company is not, nor has it ever been, a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and the Company has not assumed the Tax liability of any other Person under contract. The Company does not have any liability for the Taxes of any individual or entity other than the Company as a transferee or successor, by contract, or otherwise.

Claims and Legal Actions. Except as set forth in Schedule 3.15, there is no Claim of any kind pending nor, to the knowledge of the Company or of the Paxsons, is any Claim threatened by or against the Company at law or in equity, or before or by any Governmental Authority having jurisdiction over it, or before any arbitrator or quasi-judicial entity and no notice of any Claim, whether pending or threatened, has been received by the Company. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business. To the knowledge of Company or of the Paxsons, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any Claim against the Company.

Environmental Matters.

                  (h) Except as set forth in Schedule 3.16(a), the Company has not caused there to be any, and, to the knowledge of the Company or of the Paxsons, there is no, amount of any substance that has been designated by any Governmental Authority or by applicable federal, state, local or other applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "HAZARDOUS MATERIAL"), present in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. Schedule 3.16(a) identifies, to the knowledge of the Company or of the Paxsons, all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on property owned or leased by the Company.

                  (i) The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any Law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES") in violation of any Laws promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (j) The Company holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of its Hazardous Material Activities and other activities of the Company as currently being conducted. All Environmental Permits are in full force and effect. Except to the extent that any non-compliance or violation has not caused, and could not be reasonably expected to cause, any Environmental Permit to be forfeited or revoked and has not caused, and could not be reasonably expected to cause, the Company to incur any monetary or criminal penalty, the Company (i) is in compliance with all terms and conditions of the Environmental Permits and (ii) is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Laws of all Governmental Authorities relating to pollution or protection of health or the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Schedule 3.16(c) includes a listing and description of all Environmental Permits currently held by the Company.

                  (k) There is no action, proceeding, revocation proceeding, amendment procedure, writ, injunction, notice of violation, or Claim pending, or to the knowledge of the Company or of the Paxsons, threatened against the Company concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity. To the knowledge of the Company or of the Paxsons, there are no past or present actions, activities, circumstances, conditions, events, or incidents that could result in an action, proceeding, revocation proceeding, amendment procedure, writ, injunction, notice of violation, or Claim against the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity, or otherwise relating to pollution or protection of health or the environment.

Compliance with Laws. The Company conducts, and at all times has conducted, its business in compliance with all applicable Laws, except to the extent that any non-compliance has not caused, and could not be reasonably expected to cause, any License to be forfeited or revoked and has not caused, and could not be reasonably expected to cause, the Company to incur any monetary or criminal penalty. The Company has not received any written notice to the effect that (a) the Company is not currently in compliance with any applicable Laws or (b) any currently existing circumstances are likely to result in a failure of the Company to comply with, or to result in a violation by the Company of, any Laws. Other than routine internal audits to determine the Company's compliance with Tax filing obligations, FCC reporting obligations, or engineering standards, the Company has not ever conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any officer, director or employee for which the Company would, or could be reasonably expected to, incur any monetary or criminal penalty after the Closing.

Conduct of Business in Ordinary Course. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and there has not been:

                  (l)      any Material Adverse Effect on the Company;

                  (m) any damage, destruction or loss (whether or not covered by insurance) exceeding Ten Thousand Dollars ($10,000) to any of the Assets;

                  (n) any increase in the compensation, bonus, commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary compensation, bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangements, employment, severance or other agreement relating to compensation or fringe benefits;

                  (o) any work interruptions, labor grievances or Claims filed, or any similar event or condition of any character;

                  (p) except as set forth in Schedule 3.18(e), any breach, amendment or termination of any Contract or License to which the Company is or was a party;

                  (q) any sale, assignment or other transfer, or any agreement to sell, assign or transfer, any Assets to any Person, other than in the ordinary course of business;

                  (r) any cancellation, or agreement to cancel, any funded indebtedness or other obligation owing to the Company, other than in the ordinary course of business;

                  (s) any transaction of any kind by the Company outside the ordinary course of business;

                  (t) any capital expenditure commitment that will be paid or may be required to be paid by the Company on or after the date of this Agreement other than capital expenditure commitments in respect of the construction of the Company's proposed DTV facilities, each of which capital commitment (including the amount thereof) is separately identified on Schedule 3.18(i);

                  (u) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of the Assets;

                  (v) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any of the Assets;

                  (w)      [reserved];

                  (x) any loan by the Company to any person or entity, incurring by the Company of any Indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                  (y) except as set forth on Schedule 3.15, the commencement or notice or, to the knowledge of the Company or of the Paxsons, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

                  (z) the agreement by the Company or any of its officers or employees to do any of the things described in the preceding clauses (a) through (n).

Broker. Except for the fee owed by the Company to Media Services Group, through its representative George Reed (and which fee is to be borne by the Sellers at or prior to Closing), neither the Company nor any Person acting on the Company's behalf has incurred any Liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

Capitalization. The authorized equity securities of the Company consist of 55,000 units of Class A Interests, of which 55,000 units are issued and outstanding and 45,000 units of Class B Interests, of which 45,000 units are issued and outstanding, which Class A Interests and Class B Interests constitute the Interests. All of the issued and outstanding Interests of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned of record and beneficially by the Sellers in the amounts set forth in
Schedule 3.20. The Interests set forth on Schedule 3.20 represent all of the issued and outstanding Interests of the Company, and, except as set forth on
Schedule 3.20, there exist no other rights of first refusal, options, warrants or purchase rights with respect to any equity securities or other securities of the Company, other than as contemplated under this Agreement. No legend or other reference to any purported Lien appears upon any certificate representing equity securities of the Company. Other than this Agreement and the Charter Documents, there are no Company Contracts (including voting agreements or voting trusts) relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities of the Company was issued in violation of the Securities Act or any other Legal Requirement, and none of such shares was issued in violation of any preemptive rights. The Company does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. No Person has any Claim, right or interest in or to any of the Paxsons Interests in the Company. Except as set forth in Schedule 3.20, none of the Interests was issued pursuant to any award, grant or bonus. As a result of the transactions contemplated by this Agreement, Buyer will be the record and beneficial owner of all outstanding equity interests of every kind of the Company and all rights to acquire Interests of the Company, provided that after the Closing Buyer takes such actions as are necessary under the Charter Documents to admit Buyer as a member of the Company.

Disclosures. No representation or warranty by the Company or the Paxsons contained in this Agreement, in the Schedules attached hereto or in any Ancillary Documents furnished or to be furnished by the Company or the Paxsons to Buyer in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

Financial Reports. Attached hereto as Schedule 3.22 are true, complete and correct copies of the following financial statements (collectively the "FINANCIAL STATEMENTS"): (a) the Company's audited balance sheets, statements of income and statements of cash flows as of and for the fiscal years ended December 31, 2000, and December 31, 2001 (the "December 31, 2001 balance sheet being the "BASELINE BALANCE SHEET"); and (b) the unaudited balance sheet, statement of income and statement of cash flows as of and for the ten month period ended October 31, 2002 (collectively, the "INTERIM FINANCIAL STATEMENTS"). Each of the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP consistently applied and fairly present the financial condition of Company as of the dates indicated thereon, and for the periods indicated thereon, respectively (except with respect to the Interim Financial Statements the omission of footnotes and changes resulting from normal year-end adjustments). Since the dates of the Financial Statements, there have been no changes in the Company's accounting policies. Schedule 3.22 contains a complete list of all Indebtedness of the Company and identifies for each item of Indebtedness the outstanding principal and accrued but unpaid interest as of the date hereof and as projected as of the close of business on the business day immediately preceding the Closing Date.

Undisclosed Liabilities. The Company has no Liabilities (whether absolute or contingent, accrued or unaccrued, known or unknown, asserted or unasserted) except for (a) those Liabilities reflected on the most recent balance sheet included in the Financial Statements (including in any notes thereto) and not previously paid or discharged, (b) those Liabilities incurred since the date of the Baseline Balance Sheet (the "BALANCE SHEET DATE"), in the ordinary course of business and not previously paid or discharged, and (c) those Liabilities set forth on Schedule 3.23.

Title to Interests; Authority of Paxsons. Each of the Paxsons severally represents and warrants to Buyer:

                  (aa) that such Seller has full legal right, power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and complete the transactions contemplated by this Agreement;

                  (bb) that this Agreement and the Ancillary Documents to which such Seller is a party to be executed and delivered by each of such Seller, when executed and delivered by such Seller, have been duly and validly authorized by all requisite corporate or personal action on behalf of such Seller;

                  (cc) that this Agreement and the Ancillary Documents to which such Seller is a party have been duly approved and, when executed and delivered, will have been validly executed and delivered by each such Seller and constitute the valid and binding obligations of each such Seller enforceable against each such Seller according to their respective terms, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by general principles of equity;

                  (dd) except as set forth in Schedule 3.24(d), none of the Paxsons is a party to or bound by any options, calls, warrants, agreements, arrangements or preemptive rights or commitments of any character relating to any Interests;

                  (ee) such Seller is the record and beneficial owner and holder of the Interests it is reported to hold on Schedule 3.20, the only Liens on such Interests are as set forth on Schedule 3.24(e)and as of the Closing such Interests will be free and clear of all Liens; and upon delivery to Buyer of the Interests from each of such Sellers as herein provided, each such Seller will severally convey, and Buyer will acquire, good title thereto free and clear of any Liens.

Subsidiaries. The Company does not have and, except as set forth in Schedule 3.25, has never had any direct or indirect wholly-owned subsidiaries. The Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, or participate, directly or indirectly, in any joint venture, partnership or other non-corporate entity.

Books and Records. The Company has made and kept (and given Buyer access to) books and records and accounts, that, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in its normally maintained books and records. The minute books of the Company have been made available to Buyer and are correct and complete in all material respects.

Bank Accounts; Powers of Attorney. Schedule 3.27 sets forth a complete and accurate description as of the date hereof of all arrangements that the Company has with any banks, savings and loan associations or other financial institutions providing for any accounts, including, without limitation, checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements, certificates of deposit or otherwise (collectively, the "BANK ASSETS"), indicating in each case account numbers, if applicable, and the person or persons authorized (the "AUTHORIZED PERSONS") to act or sign on behalf of the Company in respect of any of the foregoing. Other than the Authorized Persons, no person holds any power of attorney or similar authority from the Company with respect to such accounts.

         Cable and Satellite Carriage.

                  (ff) Schedule 3.28(a) contains a complete and accurate list as the date hereof of (i) all DBS and cable system operators in the Boston DMA that are carrying the Station and in the Providence DMA that as a result of market modification petitions that have been granted by the FCC are carrying the Station pursuant to the Station's must-carry rights and (ii) identifies the total number of Cable Homes that are able to receive the Station's signal for each such operator's system.

                  (gg) The Company has made a valid election for mandatory carriage of the Station on such cable systems on or before October 1, 2002, for the election cycle commencing January 1, 2003, and ending on December 31, 2005. In addition, the Company has made a valid election on or before July 1, 2001, for carriage on DirecTV serving the Boston DMA as required by the Satellite Home Viewer Improvement Act of 1999 and the FCC's rules, regulations and policies.

B.       PNI represents and warrants to Buyer as follows in SECTION 3.29 through
SECTION 3.34:

PNI Title to Interests; Authority of PNI. PNI represents and warrants to Buyer:

                  (hh) that it has full legal right, power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and complete the transactions contemplated by this Agreement;

                  (ii) that this Agreement and the Ancillary Documents to be executed and delivered by it, when executed and delivered by it, have been duly and validly authorized by all requisite corporate or personal action on its behalf;

                  (jj) that this Agreement and the Ancillary Documents to which it is a party have been duly approved by the sole shareholder and sole director of PNI, and, when executed and delivered, will have been validly executed and delivered by it and constitutes its valid and binding obligations enforceable against it according to their respective terms, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by general principles of equity;

                  (kk)     except for this Agreement and except as set forth in
Schedule 3.29, it has not granted and is not bound by any rights of first refusal, options, warrants, or purchase agreements of any character relating to any Interests;

                  (ll) it is the record and beneficial owner and holder of the Interests it is reported to hold on Schedule 3.20, the only Liens on such Interests are as set forth on Schedule 3.29 and as of the Closing such Interests will be free and clear of all Liens;

                  (mm) upon delivery to Buyer of its Interests as herein provided, PNI will convey, and Buyer will acquire, good title thereto free and clear of any Liens;

                  (nn) PNI has no rights with respect to the Company other than as set forth in the Charter Documents; and

                  (oo) PNI has only a single stockholder and a single director.

Absence of Conflicts. Except as set forth in Schedule 3.30, neither the execution and delivery of this Agreement by PNI nor the consummation of the transactions and performance of the obligations contemplated hereunder will (a) conflict with, or result in a breach or violation of the articles of incorporation, bylaws or other organizational documents of PNI or any resolution or approval of the sole shareholder or director of PNI; (b) conflict with, result in a breach of, violate, accelerate or increase the obligations under, or result in a default under, any Contract to which PNI is a party; (c) result in the creation or imposition of any Lien on any of the Interests held by PNI that will not be discharged at Closing, pursuant to (i) any Law to which PNI or any of its assets are subject, or (ii) any judgment, litigation, order or decree to which PNI is bound or any of its assets are subject; (d) violate any Law to which PNI or any of its assets are bound; or (e) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement.

Consents. Except for the consent of National Broadcasting Company, Inc. which has already been obtained and the FCC Consent, PNI is not required to obtain any consent, authorization or approval from any Governmental Authority or any other Person in connection with its execution, delivery or performance of this Agreement or the consummation of the transaction contemplated by this Agreement.

Broker. Except for the fee owed by the Company to Media Services Group, through its representative George Reed (and which fee is to be borne by the Sellers at or prior to Closing), neither PNI nor any Person acting on PNI's behalf has incurred any Liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

Representation of PNI Regarding the Company. To the knowledge of PNI, the representations and warranties in SECTION 3.1 through SECTION 3.23, inclusive, and in SECTION 3.25 through SECTION 3.28, inclusive, insofar as such representations and warranties apply directly to the Company, are true and correct.

Disclosures. No representation or warranty by PNI contained in SECTION 3.29,
SECTION 3.30, SECTION 3.31, or SECTION 3.32, in the Schedules attached hereto relating to PNI's representations and warranties or in any Ancillary Documents furnished or to be furnished by PNI to Buyer in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. If required by applicable Law, Buyer will be duly authorized, qualified and licensed to do business in the Commonwealth of Massachusetts by the Closing Date. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the escrow agreements and the other agreements, documents, certificates and instruments contemplated hereunder (collectively, the escrow agreements and such other agreements, documents, certificates and instruments being the "BUYER ANCILLARY DOCUMENTS"), and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

Authorization and Binding Obligation. Buyer and the representatives of Buyer executing this Agreement and the Buyer Ancillary Documents have all requisite corporate power and authority to enter into and bind Buyer to the terms of this Agreement and the Buyer Ancillary Documents. Buyer has the full legal right, power and corporate authority to enter into this Agreement and the Buyer Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer and the performance by Buyer of the transactions contemplated herein and therein have been duly and validly authorized by the Board of Directors of Buyer, and this Agreement and the Buyer Ancillary Documents have been duly and validly authorized by all necessary corporate action of Buyer. This Agreement and the Buyer Ancillary Documents are legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by general principles of equity.

Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement, the Buyer Ancillary Documents, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not: (a) conflict with, or result in a breach or violation of any of the Certificate of Incorporation, Bylaws or any resolution of the Board of Directors of Buyer; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, sublease, License, sublicense, franchise, permit, indenture, or instrument of indebtedness, Lien or other arrangement to which the Buyer is a party or by which the Buyer is bound or is subject; (c) result in the creation or imposition of any Lien on any of the Buyer's properties, pursuant to (i) any Law to which the Buyer or any of its property is subject, or (ii) any judgment, litigation, order or decree to which the Buyer is bound or any of its property is subject; (d) result in termination or any impairment of any permit, franchise, License, contractual right or other authorization of Buyer; (e) violate any Law to which the Buyer is subject or by which any of the Buyer's properties is bound; (f) except for the consent of the FCC, require the Buyer to file with or to obtain the permission, authorization, consent or approval of any Governmental Authority or give any Governmental Authority the right to challenge any of the transactions contemplated by this Agreement, or (g) except for the consent of National Broadcasting Company, Inc. and G.E. Capital Corp., each of which has already been obtained, require the Buyer to obtain the consent of any private third party to the consummation of the transactions contemplated by this Agreement.

Broker. Neither Buyer nor any Person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

Buyer Qualifications. Except to the extent that Buyer has not completed a survey (an "ALIEN SHARE SURVEY") to confirm its continued compliance with Section 310(b) of the Communications Act of 1934, as amended, Buyer is legally, financially and otherwise qualified under applicable Laws and FCC rules, regulations and policies, without the need to obtain a waiver of any applicable Laws or FCC rules, regulations and policies, to consummate the transactions contemplated by this Agreement.

Disclosures. No representation or warranty by the Buyer contained in this Agreement, in the Buyer Ancillary Documents or in any certificate or other document furnished or to be furnished by the Buyer to the Sellers or the Company in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

SECTION 5. OPERATIONS OF THE COMPANY PRIOR TO CLOSING

Generally. Between the date of this Agreement and the Closing Date, the Company shall operate its business in the ordinary course of business in accordance with its past practices and in accordance with the other covenants in this SECTION 5. Except as contemplated by this Agreement or as consented to in writing by Buyer, from and after the date hereof, the Company shall act, and the Paxsons shall cause the Company to act, and PNI shall not take any action or omit to take any action that it is permitted to take under the Charter Documents that would cause the Company to not act, as follows:

                  (a) the Company will not adopt any change in any method of accounting or accounting practice, except as contemplated or required by GAAP;

                  (b)      the Company will not amend its Charter Documents;

                  (c) the Company will not merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity;

                  (d) the Company will not authorize for issuance, issue or sell any additional Interests or any securities or obligations convertible or exchangeable into Interests in the Company or issue or grant any option, warrant or other right to purchase any of its Interests;

                  (e) the Company will not incur, or agree to incur, any debt for borrowed money or guaranty any obligation of any Person, except that if the Company wants to borrow funds pursuant to a DTV Construction Loan, Buyer's consent shall not be unreasonably withheld or delayed;

                  (f) the Company will not change its historic practices concerning the payment of accounts payable;

                  (g) the Company will not declare, issue, or otherwise approve the payment of dividends of any kind in respect of the Interests or redeem, purchase or acquire any of its Interests, except that approximately ten days prior to the Closing, the Company may distribute to each of the Sellers their allocable pro rata share of the Company's cash and cash equivalents provided that the Company retains an amount equal to at least One Hundred Fifty Thousand Dollars ($150,000) plus an amount sufficient to cover the amount of all checks and other payment drafts written by the Company prior to the Closing Date that the Company in good faith estimates will be outstanding and not cleared as of the Closing Date and the Company will not issue any checks or payment drafts on the Closing Date;

                  (h) the Company shall not enter into any transactions with any Affiliate of the Company or with any Seller or any Affiliate of any Seller that will be binding upon Buyer or the Company following the Closing Date;

                  (i) the Company shall, in connection with the operation of the Station, make operating expenditures substantially consistent with the Company's past practices, including with respect to promotional, programming and engineering activities for the Station (and any employee expenditures related to such activities), and the Company shall, in connection with the construction of the Station's DTV facilities, make expenditures on a timely basis substantially consistent with the estimates of expenses set forth in the construction expense estimate provided by the Company to Buyer simultaneously with the execution and delivery of this Agreement and as approved by Buyer between the date hereof and Closing as contemplated in SECTION 5.6; and

                  (j) the Company shall not relocate any of the Tangible Personal Property to the Company's headquarters in Jupiter, Florida.

Compensation. Except with the prior written consent of Buyer or as required by Law or Contract to which the Company is a party existing as of the date hereof, and except for a ten percent (10%) raise for the Company's chief engineer on January 1, 2003, the Company shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed by the Company or enter into or amend any Company Plan or Company Benefit Arrangement.

Contracts.

                  (k) Subject to subsection (b) following, except with the prior written approval of Buyer, which approval will not be unreasonably withheld, delayed or conditioned (i) the Company will not terminate any Company Contract, or (ii) amend any Company Contract.

                  (l) Except with the prior written approval of Buyer, the Company will not (i) enter into any Contract or commitment that will be binding on Buyer after Closing, except for Contracts or commitments that require an expenditure by the Company exceeding $5,000 individually or $25,000 in the aggregate, or (ii) amend any Company Contract where the amendment will have a binding effect on the Company after the Closing.

Disposition of Assets. The Company shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where such property is (a) no longer necessary or required for the business or operations of the Company or
(b) replaced by property of equivalent kind and value. None of the Sellers shall sell or otherwise transfer any of the Interests to any Person other than Buyer.

Encumbrances. The Company shall not create or assume any Lien of any nature whatsoever upon any of the Assets, except for (a) Liens disclosed on Schedule 3.6, which liens shall be removed on or prior to the Closing Date, (b) Permitted Liens, and (c) any Liens that may be incurred pursuant to a DTV Construction Loan, as contemplated under SECTION 5.1(e).

Licenses. The Company shall not cause, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Buyer acknowledges that the Station's DTV facilities have not yet been constructed pursuant to the DTV Construction Permit at the DTV transmitter site proposed by the Company in the DTV Modification. Between the date hereof and the Closing, at the Company's sole expense, the Company shall, and the Paxsons shall cause the Company to, and PNI shall not take any action or omit to take any action that it is permitted to take under the Charter Documents that would cause the Company not to, exercise good faith efforts in accordance with all FCC requirements to ensure that the DTV Construction Permit is not forfeited, including obtaining any necessary extensions thereto and any local land use and other consents and approvals for an appropriate DTV transmitter site and defending the grant of the DTV Modification against any challenges thereto. Prior to the Closing, the Company and Buyer shall cooperate with respect to the design and construction of such digital facilities. The Company shall not incur any such design or construction expenses without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed; provided that the giving or denial of such approval shall not give rise to any Liability for the Buyer if for any reason the Closing does not occur; and provided further that if the Company incurs any such design or construction expense without the Buyer's prior written approval and such approval was reasonably withheld or delayed or was not sought by the Company, then Buyer shall have no obligation to pay the Sellers for such design or construction expense under SECTION 2.5(d).

Access to Information. The Company and the Sellers acknowledge and agree that Buyer will be permitted to conduct its review of the Company throughout the period after the signing of this Agreement up through the Closing, if any. In order to facilitate Buyer's review, the Company shall, and the Paxsons shall cause the Company to and PNI shall not take any action or omit to take any action that it is permitted to take under the Charter Documents that would cause the Company not to, give Buyer and its authorized representatives access during normal business hours and with reasonable prior notice to the Station's facilities, the Assets and to all other books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection (including any Phase I environmental audit or other audit), so long as such audit and inspection (a) do not unreasonably interfere with the business and operations of the Station and (b) are permitted by the owner of the Real Property, including the right to deny access.

Maintenance of Property.

                  (m) The Company shall use commercially reasonable efforts to maintain the Assets in good condition (ordinary wear and tear excepted). The Company shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to the Assets occurs, the Company shall repair, replace, or restore the Assets to its prior condition as represented in this Agreement as soon thereafter as possible, and the Company shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that is lost, damaged, impaired, or destroyed.

                  (n) The Company shall notify Buyer in writing immediately if the Station goes silent or otherwise ceases to operate in accordance with FCC rules, regulations and policies and the terms of the FCC License. If the Company is unable to cure any such failure of the Station so that it is able to operate substantially in accordance with FCC rules, regulations and policies and the terms of the FCC License within ten (10) days, Buyer may terminate this Agreement on fifteen (15) days prior written notice to the Company and the Sellers. In order to be effective, Buyer must exercise its termination right under this SECTION 5.8(b) within thirty (30) days of receipt of the written notice from the Company. In the event that Buyer fails to deliver its written termination notice to the Company within such 30-day period, it shall be deemed to have irrevocably and absolutely waived its termination right under this
SECTION 5.8(b).

Insurance. The Company shall maintain all of its existing insurance policies without permitting any lapse in insurance coverage.

Delivery of Station Signal to Exeter and Nashua Cable Headends. The Company shall use commercially reasonable efforts to establish as of the Closing Date one or more leases, agreements, or other arrangements each on commercially reasonable terms and conditions that are acceptable to Buyer sufficient to permit the Station's signal to be delivered to the cable headends serving the communities of Exeter, New Hampshire and Nashua, New Hampshire at a signal strength that provides a "Good Quality Signal" (as that term is defined in that certain Cable Carriage Agreement dated as of January 31, 2001, by and between AT&T Broadband Management Corporation and Norwell Television, LLC, as amended as of May 11, 2002 sufficient to enable the Station to be carried on the same channel as currently carried by AT&T Broadband in those communities as of the date hereof (the "REQUISITE SIGNAL STRENGTH"). Upon obtaining any such lease, agreement or other arrangement, the Company will acquire (to the extent not already owned) and deploy appropriate equipment such that as of the Closing the Station delivers a signal of the Requisite Signal Strength to the cable headends serving the communities of Exeter, New Hampshire and Nashua, New Hampshire.

Estoppel Certificates. The Company will use commercially reasonable efforts to obtain an estoppel certificate in the applicable forms attached hereto as
Exhibit 5.11 from each of the landlords under the Leases (including any Leases entered into after the date hereof).

Books and Records. The Company shall maintain its books and records in accordance with past practices.

Compliance with Laws. The Company shall comply with all Laws applicable to the Company or relating to the ownership or operation of the Station.

         5.2      Notification.

                  (a) Between the date of this Agreement and the Closing, the Company and the Sellers will promptly notify Buyer in writing if any of them becomes aware of any fact or condition that causes or constitutes a breach of any of the Company's and the Sellers' representations and warranties made as of the date of this Agreement, or if the Company or any of the Sellers becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach, or inaccuracy in, any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

                  (b) Promptly upon the preparation of the Company's monthly financial reports (but no later than the fifteenth day of the next following calendar month), the Company shall deliver to Buyer true, complete and correct copies of the Company's unaudited consolidated balance sheet, statement of cash flows and income statement, dated as of each calendar month end occurring between the date hereof and the Closing (collectively, the "ADDITIONAL INTERIM FINANCIALS"). Each of the representations, warranties, covenants, agreements and other provisions of this Agreement relating to the Interim Financial Statements shall apply to the Additional Interim Financials and this Agreement shall immediately upon the delivery of the Additional Interim Financials, without any further action on the part of the parties hereto, be deemed to be amended in all respects to apply to the Additional Interim Financials.

Taxes. The Company shall not make or change any Tax election, amend any Tax Return, or take or omit to take any other action not in the ordinary course of business and consistent with past practice that would have the effect of increasing any Taxes of Buyer or any of its Affiliates, or any Taxes of the Company. With respect to all Tax Returns due to be filed prior to the Closing Date, the Company shall file all Tax Returns when due; provided, however, that the Company shall not file any Tax Return without providing Buyer with reasonable opportunity to review and consent to the filing of such Tax Return, which consent will not be unreasonably withheld or delayed.

Cable Carriage. The Company shall not relinquish or surrender any rights that the Company has on the date hereof, by contract or by Law, to, and shall take all commercially reasonable steps necessary to maintain, mandatory carriage of the Station on the cable television systems and other multichannel video programming systems that carry the Station as of the date hereof, including the defense of all carriage rights that currently, or at any time prior to the Closing, are subject to challenge before the FCC.

Programming. The Company will deliver a notice to America's Collectibles Network ("ACN") terminating the programming agreement between the Company and ACN according to the terms of such programming agreement on the earlier to occur of
(a) the receipt of a notice from Buyer to deliver such termination or (b) January 3, 2003. If the Closing does not occur on or before the ninetieth day following the Company's delivery of the termination notice to ACN, Buyer and the Company agree to enter into a programming agreement substantially in the form of
Exhibit 5.17 pursuant to which Buyer and the Company will agree to carry the programming of ValueVision Media Services, Inc. on the Station.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

FCC Consent. Sellers, the Company and Buyer shall prepare the FCC Application and shall file the FCC Application no later than the later to occur of fifteen
(15) business days after the date of this Agreement or three (3) business days after the completion of the Alien Share Survey contemplated under SECTION 6.15. The parties shall prosecute the FCC Application with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain a grant of the FCC Application as expeditiously as practicable. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under SECTION 9, the parties shall jointly request an extension of the effective period of the FCC Consent. Upon the filing of the joint request for an extension of the effective period of the FCC Consent, the date identified in each of SECTION 9.1(b) and
SECTION 9.2(b) shall automatically and without any further action by any of the parties hereto be extended until the earlier to occur of (i) a denial by the FCC of such extension request or (ii) the end of the extension period granted by the FCC.

Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the programs, employees, and policies of the Station, shall be the sole responsibility of the Sellers in accordance with the terms of the Charter Documents until the Closing.

Broker Fee. Sellers shall pay and bear the entire responsibility to pay any and all brokers fees or commissions that may be or become due and owing to Media Services Group, the Sellers' broker, and the Company from and after the Closing shall have no obligation or Liability of any kind in respect of such brokers fees or commissions. The Sellers shall indemnify and hold harmless Buyer from and against any and all losses, Claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any Claims or actions) with respect to any finder's fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any Person on the basis of any act or statement made or alleged to have been made by the Company or Sellers or any Person acting on the behalf of the Company or Sellers. Buyer shall indemnify and hold harmless the Company and Sellers from and against any and all losses, Claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any Claims or actions) with respect to any finder's fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any Person on the basis of any act or statement made or alleged to have been made by Buyer or any Person acting on Buyer's behalf.

Confidentiality. Each of the parties hereto agrees (each a "RECEIVING PARTY"), on behalf of itself and its Representatives, to keep confidential any and all information and data of a proprietary or confidential nature with respect to another party (a "DISCLOSING PARTY") in its possession or which it has received in connection with this Agreement and the transactions contemplated hereby other than information which is or becomes generally available to the public other than as a result of disclosure by the Receiving Party in violation of this Agreement; provided, however, that notwithstanding the foregoing, each of the parties hereto shall be free to disclose any such information or data (a) to the extent required by applicable law, order, rule or regulation (including, without limitation, applicable federal and state securities laws) and (b) during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement; provided, further, that prior to disclosing any such information in connection with any such litigation, arbitration or proceeding, the Receiving Party shall give prior notice to the Disclosing Party and shall cooperate with any attempts by the Disclosing Party to obtain confidential treatment therefor. In the event of the termination of this Agreement, each party shall destroy or return on demand all documents (including copies thereof and all related notes) obtained hereunder by such party from the other party (unless readily available from public information sources).

Cooperation. Buyer, the Company and the Sellers shall cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer, the Company and Sellers shall execute such other reasonable documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill the conditions of this Agreement and their obligations under this Agreement.

Access to Books and Records. Between the date of this Agreement and the Closing Date, the Company will afford Buyer and its directors, officers, employees, agents, consultants, advisers and other representatives (collectively, "REPRESENTATIVES") reasonable access during regular business hours upon reasonable prior notice to the Company's personnel, properties, Contracts, books and records, business, financial, legal, real estate, tax, compensation and other documents, data and information concerning the Company and its operations, and furnish Buyer and Buyer's Representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request.

Buyer Conduct; Notification Up to and Including the Closing Date. Buyer shall take no action (other than conducting an Alien Share Survey as contemplated by this Agreement) that would disqualify Buyer from becoming the licensee of the Station under FCC rules, regulations and policies or applicable Law or require Buyer to request a waiver of the FCC rules, regulations and policies in order to become the licensee of the Station. Between the date of this Agreement and the Closing, Buyer will promptly notify Company and the Sellers in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties made as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach, or inaccuracy in, any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

Employment Matters. The Company shall make all arrangements as are necessary to cause all Company Plans and Company Benefit Arrangements to terminate effective as of the Closing.

Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to SECTION 9, each of the Company and each Seller will not, and will cause each of its representatives to not, directly or indirectly solicit, entertain, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries, proposals or offers (each an "ACQUISITION PROPOSAL") from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than the ordinary course of business consistent with past practice) of the Company, or any of the Interests currently issued or any additional Interests, or any merger, consolidation, business combination, or similar transaction involving the Company or enter into any agreement, arrangement, or understanding (written or oral) requiring the Company to abandon, terminate, or fail to consummate the transactions contemplated by this Agreement. Each of the Company and each Seller shall (a) immediately notify Buyer if it receives any indication of interest, request for information or offer in respect of an Acquisition Proposal, (b) communicate to Buyer in reasonable detail the terms of any such indication, request or proposal, and (c) provide copies of all written communications relating to any such indication, request or proposal. In the event that any of the Company or the Sellers breaches the provisions of this SECTION 6.9 and the transactions contemplated hereby are not consummated as a result of such breach, Buyer shall have the rights and remedies as provided in SECTION 9.5.

Securities Filings. At Buyer's reasonable written request, and at Buyer's sole cost, the Company shall within a reasonable time of such request, throughout the period prior to the Closing, provide such information and documents to Buyer regarding the Company as may be reasonably necessary or appropriate for inclusion in any filing, notification, or report required to be made by Buyer or any Affiliate of Buyer under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and shall cooperate with Buyer, its Affiliates, and their investment bankers, counsel, and independent accountants in the preparation of such filings, notifications, and reports. The Company represents, warrants, and covenants to Buyer that all information or documents provided by the Company for inclusion in any filing, notification, or report made by Buyer or any Affiliate thereof under the Securities Act or the Exchange Act shall be true and correct in all material respects.

Taxes; Tax Returns; Straddle Period. The Paxsons' Joint Sellers' Representative shall prepare and file all Tax Returns of the Company for Tax periods ending on or prior to the Closing Date consistent with prior practices, and the Paxsons' Joint Sellers' Representative shall provide the Buyer with a copy of the Tax Returns for Buyer's review and approval (which will not be unreasonably withheld or delayed). For all Straddle Period Returns (as defined herein), all reasonable fees and expenses relating to the preparation of such returns shall be apportioned between the Joint Sellers' Representatives, on the one hand, and the Company and the Buyer, on the other hand, on the basis set forth below. The Buyer shall prepare and file all Tax Returns of the Company for all periods as to which Tax Returns are due after the Closing Date, including all Tax Returns ("STRADDLE PERIOD RETURNS") for any Period that ends after the Closing Date and includes any day or days prior to the Closing Date (a "STRADDLE PERIOD"). With respect to any Straddle Period, the portion of any Tax that is attributable to a Pre-Closing Tax Period shall be determined based on a closing of the Company's books as of the close of business on the Closing Date, except for any property Tax, which shall be apportioned to a Pre-Closing Period by multiplying the amount of such Tax by a fraction, the numerator of which shall equal the number of days in such Pre-Closing Tax Period up to and including the Closing Date and the denominator of which shall equal the total number of days in such Tax period. The Sellers shall be responsible for, and shall pay all Taxes (or any portion thereof) shown on such Tax Returns that relate to any Tax period (or any portion thereof) ending on or before the close of business on the Closing Date (a "PRE-CLOSING TAX PERIOD"), including income Taxes related to the transfer of the Interests to the Buyer and the Sellers' other Taxes as provided in SECTION
6.13. In the event a Seller disputes its responsibility to pay any Tax under this SECTION 6.11, the Seller shall not be relieved of its obligation to pay, in the first instance, the amount of such Tax.

Cooperation on Tax Matters. The Sellers shall cooperate fully, as and to the extent reasonably requested by Buyer and the Company, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the provision of Company records and information which are in the possession of a Seller and are reasonably relevant to any such audit, litigation or other proceeding. The Company and the Sellers agree to transfer to Buyer on or as soon as practicable after the Closing Date (but in no event later than ten (10) business days after the Closing Date) all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax Authority. The Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Certain Taxes. All transfer, documentary, sales, use, stamp, registration, recordation and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any state or municipal transfer tax), shall be paid by the party upon whom such Tax is imposed when due, and such party shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, income, registration and other Taxes and fees, and, if required by applicable Law, the other party or parties hereto shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

Accounts Receivable. Pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 6.14 (the "ACCOUNTS RECEIVABLE ASSIGNMENT AGREEMENT"), at the Closing, Buyer will cause the Company to assign, convey and transfer to Sellers all of the Company's right, title and interest in and to all of the Accounts Receivable outstanding as of such time and the Company shall disclaim any further right, title or interest in and to such Accounts Receivable.

Alien Share. No later than fifteen (15) business days after the execution of this Agreement, Buyer shall complete an Alien Share Survey to confirm its continued compliance under Section 310(b) of the Communications Act of 1934, as amended. In the event that Buyer determines that its parent entity's alien ownership exceeds twenty-five percent (25%), Buyer shall within three (3) business days notify the Sellers of such situation and, within ten (10) days after the giving of such notice, the Company and the Sellers, on the one hand, or the Buyer, on the other hand, may terminate this Agreement (which termination shall not be a termination pursuant to SECTION 9.1(c)), and in the event of such a termination, Buyer shall have no Liability to the Company or the Sellers and the Earnest Money shall be promptly remitted to Buyer.

Jupiter Lease. From and after the Closing, the Paxsons shall pay all rent and other expenses of every kind, and bear all Liabilities of every kind with respect to, the Jupiter Lease. If the landlord under the Jupiter Lease returns all or any portion of the security deposit relating to the Jupiter Lease to Buyer or the Company after the Closing, Buyer shall remit such amount to Sellers as contemplated under SECTION 2.5(a). At the request of the Joint Sellers' Representative for the Paxsons or in the event that the Paxsons do not pay any amounts due under the Jupiter Lease, Buyer may use a portion of the $150,000 contemplated under SECTION 2.5(a) to pay the amounts due under the Jupiter Lease until the termination of the Jupiter Lease, and if Buyer is required to remit the net remainder of the $150,000 to the Sellers prior to the termination date of the Jupiter Lease, then Buyer may for the purpose of paying the amounts due under the Jupiter Lease retain from such amount to be paid to the Sellers an amount equal to the remaining periodic rent and additional expenses due under the Jupiter Lease between the date of the remittance contemplated under SECTION 2.5(a) and the termination date of the Jupiter Lease.

SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT CLOSING

Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment or waiver prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time except to the extent (i) that any such representation or warranty is expressly stated only as of a specified earlier date

(other than the date of this Agreement), in which case such representation or warranty shall be true and correct in all material respects as of such specified date, or (ii) of any changes to such representations or warranties that are contemplated by this Agreement.

                  (b) Covenants and Conditions. The Company and Sellers shall have performed and complied with in all material respects all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                  (c) Programming. Appropriate notice shall have been given to ACN terminating the programming agreement between the Company and ACN as of a date prior to April 8, 2003, and a copy of such notice shall have been delivered to Buyer.

                  (d) FCC Consent. The FCC Consent shall have been granted by Final Order and be in full force and effect without terms and conditions materially adverse to Buyer, and the Company and the Sellers shall have complied with any conditions imposed on any of them by the FCC Consent that are not materially adverse to any of them that are required to be complied with at or before Closing.

                  (e) DTV Extension. The FCC's grant of the DTV Extension shall have become a Final Order and be in full force and effect without terms and conditions materially adverse to Buyer (it being agreed that the fact that the DTV Extension is only for a period of six months shall not constitute a condition materially adverse to Buyer). The Company shall have complied with any conditions imposed on it by the FCC relating to the granting of the DTV Extension that are required to be complied with at or before Closing.

                  (f) DTV Modification. The DTV Modification shall have been granted by the FCC by Final Order and be in full force and effect without terms and conditions materially adverse to Buyer. The Company shall have complied with any conditions imposed on it by the FCC relating to the granting of the DTV Modification that are required to be complied with at or before Closing.

                  (g) Deliveries. The Company and Sellers shall have made or stand willing to make all the deliveries to Buyer set forth in SECTION 8.2.

                  (h) Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have been any Material Adverse Effect with respect to the Company.

                  (i) Cable Homes. As of the Closing Date, the Station's programming shall be provided to no fewer than 80% of the Cable Homes that received such programming as of the date of this Agreement and the Company shall deliver at Closing the evidence of such fact from Nielsen Media Research.

                  (j) Legal Proceedings. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision shall be in effect that may have the effect of preventing, making illegal, or otherwise challenging the transactions contemplated under this Agreement nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, seeking any of the foregoing be pending. There shall be no Claim of any nature pending or threatened against Buyer or the Company involving any challenge to or seeking Damages or other relief in connection with the transactions contemplated by this Agreement.

                  (k) Disclaimers of Interests. Buyer shall have received from each of Paxson Communications Corporation, D P Media, Inc., Channel 66 of Tampa, Inc., CAP Communications, Inc. and CAP Communications of Boston, Inc., a release in a form reasonably acceptable to Buyer disclaiming any and all interest of each of such entities in or to and any rights with respect to any of the Assets or the Interests.

                  (l) Benefit Plans. Buyer shall have received evidence reasonably satisfactory to Buyer that all of the Company Benefit Plans and Company Benefit Arrangements shall be terminated effective as of the Closing.

                  (m) Exeter/Nashua. The Company shall have established one or more leases, agreements or other arrangements each on commercially reasonable terms and conditions acceptable to Buyer sufficient to permit the Station's signal to be delivered to the cable headends serving the communities of Exeter, New Hampshire and Nashua, New Hampshire at a signal strength of the Requisite Signal Strength and, upon obtaining any such lease, agreement or other arrangement, the Company shall have acquired (to the extent not already owned) and deployed appropriate equipment such that as of the Closing the Station delivers a signal of the Requisite Signal Strength to the cable headends serving the communities of Exeter, New Hampshire and Nashua, New Hampshire.

Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject at Sellers' option to the fulfillment or waiver prior to or at the Closing Date of each of the following conditions:

                  (n) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time, except to the extent (i) that any such representation or warranty is expressly stated only as of a specified earlier date (other than the date of this Agreement), in which case such representation or warranty shall be true and correct in all material respects as of such specified date, and (ii) of any changes to such representations or warranties that are contemplated by this Agreement.

                  (o) Covenants and Conditions. Buyer shall have performed and complied with in all material respects all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (p) Deliveries. Buyer shall have made or stand willing to make all the deliveries to Sellers set forth in SECTION 8.3.

                  (q) FCC Consent. The FCC Consent shall be in full force and effect, and shall have been granted without terms and conditions materially adverse to any of the Sellers.

                  (r) Legal Proceedings. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority that prohibits the sale of the Interests by Sellers to Buyer shall be in effect.

SECTION 8. CLOSING AND CLOSING DELIVERIES

         8.1      Closing.

                  (a) Closing Date. Subject to the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the Closing condition is imposed) of the conditions precedent set forth in SECTIONS 7.1 and 7.2, the Closing shall take place at 10:00 a.m. on the tenth day following the latest to occur of (i) the date that the FCC Consent, (ii) the date that the FCC's grant of the DTV Extension and (iii) the date that the FCC's grant of the DTV Modification shall have each become Final Orders no longer subject to judicial or administrative review (subject to waiver of such final order requirement in the sole discretion of Buyer), in each case without any terms materially adverse to Buyer (it being agreed that the fact that the DTV Extension is only for a period of six months shall not constitute a condition materially adverse to Buyer).

                  (b) Closing Place. The Closing shall be held at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037, or any other place that is agreed upon by Buyer and the Sellers.

Deliveries by Sellers. Prior to or on the Closing Date, the Company and Sellers, as applicable, shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (c)      [reserved]

                  (d) Closing Certificates. A certificate executed by the Company, dated as of the Closing Date, certifying that the conditions set forth in SECTION 7.1(a) and SECTION 7.1(b) have been fulfilled and attaching and certifying the truth and accuracy of (i) copies of the Charter Documents as in effect as of the Closing Date, (ii) duly enacted resolutions of the Board of Directors of the Company, approving this Agreement and the Ancillary Documents contemplated to be delivered by the Company under this Agreement and authorizing the execution and delivery hereof and thereof, and the performance of the obligations hereunder and thereunder and (iii) the incumbency and specimen signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Documents to which it is a party contemplated hereby. A certificate executed by the Paxsons, dated as of the Closing Date, certifying that the conditions set forth in SECTION 7.1(a) and SECTION 7.1(b) as they apply to the Paxsons have been fulfilled. A certificate executed by PNI, dated as of the Closing Date, certifying that the conditions set forth in SECTION 7.1(a) and
SECTION 7.1(b) as they apply to PNI have been fulfilled.

                  (e) Estoppel Certificates. An executed copy of each estoppel certificate that has been obtained the applicable landlord under any of the Leases, except the Jupiter Lease.

                  (f) Opinions. Executed opinions from each of Irwin, Campbell & Tannenwald, P.C. and Dow, Lohnes & Albertson PLLC in substantially the applicable form attached hereto as Exhibit 8.2(d), dated the Closing Date.

Related Party Agreements. Evidence reasonably acceptable to Buyer (i) that any Company Contracts to which any officer, director, Seller or other Affiliate of the Company is a party, which Buyer requests the Company to terminate, have in fact been terminated at no cost or expense to Buyer or that could become payable by the Company after the Closing, and (ii) that the outstanding balance on any and all loans, credit agreements and guarantees between the Company and any employee have been or will be paid and satisfied in full at or prior to the Closing Date.

                  (g) FIRPTA Status. Properly executed certificate from each of the Sellers for purposes of satisfying Buyer's obligations under Section 1.1445-2(c)(3) of the Treasury Regulations.

                  (h) Indebtedness. Evidence acceptable to Buyer that all of the Indebtedness of the Company has been fully satisfied and discharged and any Liens related thereto have been terminated or released, except for any Indebtedness (and related Liens) incurred by the Company under a DTV Construction Loan that has been obtained in compliance with SECTION 5.1(e).

                  (i) Accounts Receivable. The Accounts Receivable Assignment Agreement duly executed by each of the Sellers.

                  (j) Evidence of DTV Expense. The Evidence of DTV Expense pursuant to SECTION 2.5(d).

                  (k)      Closing Statement. The Closing Statement.

                  (l) Good Standing Certificates. Certificates from the appropriate Governmental Authority of each jurisdiction in which the Company is authorized to do business indicating that the Company is in good standing in such jurisdiction.

                  (m) Resignations and Releases. Resignations of each of Devon Paxson and Roslyck Paxson from each of their officer and director positions with the Company effective as of no later than the Closing and releases from each of them in a form acceptable to Buyer releasing the Company from any and all Claims (including for severance) that each of them may have against the Company.

                  (n) Earnest Money Escrow Deposit Instruction. The instruction to the Escrow Agent required to be delivered at Closing under the Earnest Money Escrow Agreement duly signed by each of the Sellers.

                  (o) DR Indemnification Escrow Agreement. The DR Indemnification Escrow Agreement executed by the Paxsons.

                  (p) PNI Indemnification Escrow Agreement. The PNI Indemnification Escrow Agreement duly executed by PNI.

                  (q) Cash. As contemplated under SECTION 2.5(a), at the Closing the Company shall deposit into an account named by Buyer the sum of One Hundred Fifty Thousand Dollars ($150,000).

                  (r) Lien Releases. UCC-3 termination statements and such other appropriate lien releases in recordable form signed by the applicable secured parties sufficient to terminate or release any and all Liens against any of the Interests, including specifically the Liens held by Citicorp USA, Inc., as Administrative Agent and Collateral Agent, against the Interests of PNI.

                  (s) Other Documents. All such other certificates, documents and instruments as Buyer may reasonably request to effectuate the transactions contemplated hereunder.

Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers, in form and substance reasonably satisfactory to Sellers and its counsel, and to the Escrow Agent, as applicable, the following:

                  (t)      Purchase Price.

                           (i)      The Closing Payment to the Sellers as
provided in SECTION 2.3(a).

                           (ii)     The DR Indemnification Escrow Deposit to the
Escrow Agent as provided in SECTION 2.3(b).

                           (iii)    The PNI Indemnification Escrow Deposit to
the Escrow Agent as provided in SECTION 2.3(c).

                  (u) Officer's Certificate. A certificate, dated as of the Closing Date, executed by Buyer, certifying that the conditions set forth in SECTIONS 7.2(a) and (b) have been fulfilled and attaching and certifying the truth and accuracy of duly enacted resolutions of the Board of Directors of Buyer, approving this Agreement and the Buyer Ancillary Documents contemplated to be delivered hereby and authorizing the execution and delivery hereof and thereof, and the performance of the obligations hereunder and thereunder.

                  (v) Accounts Receivable. The Accounts Receivable Assignment Agreement duly executed by Buyer.

                  (w) Consents. Copies of the consents of National Broadcasting Company, Inc. and GE Capital Corp. relating to the transactions contemplated hereunder, which consents are referenced in SECTION 4.3.

                  (x) Earnest Money Escrow Deposit Instruction. The instruction to the Escrow Agent required to be delivered at Closing under the Earnest Money Escrow Agreement duly signed by Buyer.

                  (y) Escrow Agreements. The DR Indemnification Escrow Agreement and the PNI Indemnification Escrow Agreement each duly executed by Buyer.

                  (z) Other Documents. All such other certificates, documents and instruments as the Company and the Sellers may reasonably request to effectuate the transactions contemplated hereunder.

SECTION 9. TERMINATION

Termination by Sellers. This Agreement may be terminated prior to the Closing by the Sellers, if none of the Company nor any of the Sellers are then in material default of any of their representations, warranties or covenants hereunder, upon written notice to Buyer, which notice must be executed and delivered by both of the Joint Sellers' Representatives to be effective, solely upon the occurrence of any of the following:

                  (a)      with the mutual consent of Buyer;

                  (b) if the Closing shall not have occurred by 11:59 p.m. on the one-year anniversary of the date of this Agreement (or such later date as provided in SECTION 6.1); provided that the right to terminate this Agreement under this SECTION 9.1(b) shall not be available to Sellers if a misrepresentation, breach of warranty or failure to fulfill any obligation of the Company or any of the Sellers under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (c) if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) days after Buyer received written notice of such breach from Sellers which notice must be executed and delivered by both of the Joint Sellers' Representatives to be effective; provided, however, that such cure right shall not apply to any breach by Buyer of its obligations to make the Earnest Money Escrow Deposit required by SECTION 9.4(a) or pay any portion of the Purchase Price as provided in SECTION 2.3;

                  (d) if there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority which would make the consummation of this Agreement a violation thereof; or

                  (e)      as permitted in SECTION 6.15.

Termination by Buyer. This Agreement may be terminated prior to the Closing by Buyer, if Buyer is not then in material default of any of its representations, warranties or covenants hereunder, upon written notice to Sellers which must be delivered to both of the Joint Sellers' Representatives, solely upon the occurrence of any of the following:

                  (f)      with the mutual consent of the Sellers;

                  (g) if the Closing shall not have occurred by 11:59 p.m. on the one-year anniversary of the date of this Agreement (or such later date as provided in SECTION 6.1); provided that the right to terminate this Agreement under this SECTION 9.2(b) shall not be available to Buyer if a misrepresentation, breach of warranty or failure to fulfill any obligation of the Buyer under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (h) if the Company and/or the Sellers have failed to cure any material breach of any of their respective representations, warranties or covenants under this Agreement within thirty (30) days after the Company and the Joint Sellers' Representatives received written notice of such breach from Buyer;

                  (i) if there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority which would make the consummation of this Agreement a violation thereof;

                  (j)      as permitted in SECTION 5.8(b); or

                  (k)      as permitted in SECTION 6.15.

Rights on Termination. If this Agreement is terminated pursuant to SECTION 9.1 (other than SECTION 9.1(c)) or SECTION 9.2 (other than SECTION 9.2(c)), this Agreement shall become void and of no further force or effect and the parties hereto shall not have any further Liability to each other with respect to the purchase and sale of the Interests; except that the provisions of SECTION 6.3,
SECTION 6.4, this SECTION 9, and SECTION 11 shall remain in full force and effect. Upon termination of this Agreement, the parties hereto shall have such rights with respect to the Earnest Money as are provided in SECTION 9.4. Sellers and Buyer agree in advance that actual damages would be difficult to ascertain and that, in the event of a termination under SECTION 9.1(c), the amount of the Earnest Money (not including any accrued interest thereon) is a fair and equitable amount to reimburse the Sellers and the Company for Damages sustained by Sellers and the Company, and such amount shall be liquidated damages as contemplated in SECTION 9.4(a)(ii). If this Agreement is terminated by Buyer under SECTION 9.2(c), Sellers and the Company shall not be released from any Liability under this Agreement and Buyer shall have all rights and remedies available at law or equity, and, to the extent applicable because of a breach of
SECTION 6.9, under SECTION 9.5.

Escrows.

                  (l) Concurrently with the execution and delivery of this Agreement, Buyer shall deposit with the Escrow Agent the sum of Two Million Two Hundred Seventy-Five Thousand Dollars ($2,275,000) (the "EARNEST MONEY") in accordance with the Earnest Money Escrow Agreement. The parties shall give timely written instructions to the Escrow Agent as necessary to effectuate the terms of this Agreement. Simultaneously with the execution and delivery of this Agreement, the parties hereto shall execute and deliver the Earnest Money Escrow Agreement in the form attached hereto as Exhibit 9.5(a). The Earnest Money Escrow Agreement shall provide that the Earnest Money deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Earnest Money Escrow Agreement and the following provisions:

                           (i)      at the Closing, all amounts held by the
Escrow Agent pursuant to the Earnest Money Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to Buyer according to Buyer's instructions;

                           (ii)     if this Agreement is terminated pursuant to
SECTION 9.1(c), all amounts held by the Escrow Agent pursuant to the Earnest Money Escrow Agreement shall be disbursed to or at the direction of the Joint Sellers' Representatives as liquidated damages pursuant to SECTION 9.3, except that any accrued but unpaid interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed to or at the direction of Buyer; and

                           (iii)    if this Agreement is terminated for any
reason other than pursuant to SECTION 9.1(c), all amounts held by the Escrow Agent pursuant to the Earnest Money Escrow Agreement shall be disbursed to or at the direction of Buyer.

                  (m) At the Closing, as contemplated by SECTION 2.3(b), Buyer shall deposit the DR Indemnification Escrow Deposit with the Escrow Agent in accordance with the DR Indemnification Escrow Agreement. The DR Indemnification Escrow Agreement shall provide that:

                           (i)      on the one year anniversary of the Closing
Date the Escrow Agent shall release to Devon Paxson and Roslyck Paxson pursuant to instructions contained in the DR Indemnification Escrow Agreement an amount equal to one-half of the total amount, if any, held in such escrow above the amount held in such escrow that is subject to any pending Claim(s) by any Buyer Indemnified Party; and

                           (ii)     on the eighteen-month anniversary of the
Closing Date, the Escrow Agent shall release to Devon Paxson and Roslyck Paxson pursuant to instructions contained in the DR Indemnification Escrow Agreement an amount equal to the total amount, if any, held in such escrow above the amount held in such escrow that is subject to any pending Claim(s) by any Buyer Indemnified Party; and

                           (iii)    after the final resolution of any pending
Claim(s) by any Buyer Indemnified Party any remaining amount held in escrow in excess of the amount that is to be paid to a Buyer Indemnified Party, if any, in respect of such Buyer Indemnified Party's Claim(s) shall be released to Devon and Roslyck Paxson pursuant to instructions contained in the DR Indemnification Escrow Agreement.

                  (n) At the Closing, as contemplated by SECTION 2.3(c), Buyer shall deposit the PNI Indemnification Escrow Deposit with the Escrow Agent in accordance with the PNI Indemnification Escrow Agreement. The PNI Indemnification Escrow Agreement shall provide

                           (i)      that on the six month anniversary of the
Closing Date the Escrow Agent shall release to PNI pursuant to instructions contained in the PNI Indemnification Escrow Agreement an amount equal to one-half of the total amount, if any, held in such escrow above the amount held in such escrow that is subject to any pending Claim(s) by any Buyer Indemnified Party; and

                           (ii)     that on the one year anniversary of the
Closing Date, the Escrow Agent shall release to PNI pursuant to instructions contained in the PNI Indemnification Escrow Agreement an amount equal to the total amount, if any, held in such escrow above the amount held in such escrow that is subject to any pending Claim(s) by any Buyer Indemnified Party; and

                           (iii)    that after the final resolution of any
pending Claim(s) by any Buyer Indemnified Party any remaining amount held in escrow in excess of the amount that is to be paid to a Buyer Indemnified Party, if any, in respect of such Buyer Indemnified Party's Claim(s) shall be released to PNI pursuant to instructions contained in the PNI Indemnification Escrow Agreement.

9.2      Break-Up Fee.

                  (a) If this Agreement is terminated by Sellers and/or the Company in breach of SECTION 6.9 or by Buyer pursuant to SECTION 9.2(c) because of a breach by either of the Paxsons and/or the Company of SECTION 6.9, then, as the sole and exclusive remedy of Buyer for such breaches, the Company and the Paxsons, jointly and severally, shall immediately (but in no event later than twenty-four (24) hours following any such termination) pay to Buyer, in cash, the sum of Two Million Two Hundred Seventy-Five Thousand Dollars ($2,275,000) (such aggregate amount being the "BREAK-UP FEE"); provided that if the Company and Sellers shall fail to make the payment of the Break-Up Fee when and as required, Buyer shall have the right to pursue all of its remedies in law or in equity to recover the amount of such Break-Up Fee from the Company and the Paxsons. If this Agreement is properly terminated pursuant to SECTION 9 for any reason other than a reason relating to a breach of SECTION 6.9 which termination is effective prior to the date that a breach of SECTION 6.9 first occurs, then the right of Buyer to receive a Break-Up Fee under this SECTION 9.5(a) shall terminate.

                  (b) If this Agreement is terminated by Sellers and/or the Company in breach of SECTION 6.9 as a result of or relating to any act of PNI or by Buyer pursuant to SECTION 9.2(c) because of a breach by PNI of SECTION 6.9, then, as the sole and exclusive remedy of Buyer for such breaches, PNI shall immediately (but in no event later than twenty-four (24) hours following any such termination) pay to Buyer, in cash, an amount equal to the Break-Up Fee; provided that if PNI shall fail to make the payment of the Break-Up Fee when and as required,

Buyer shall have the right to pursue all of its remedies in law or in equity to recover the amount of such Break-Up Fee from PNI. If this Agreement is properly terminated pursuant to SECTION 9 for any reason other than a reason relating to a breach of SECTION 6.9 which termination is effective prior to the date that a breach of SECTION 6.9 first occurs, then the right of Buyer to receive a Break-Up Fee under this SECTION 9.5(b) shall terminate.

                  (c) Buyer shall not be entitled to receive payment of an amount equal to more than one Break-Up Fee under this SECTION 9.5.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN
            REMEDIES

Representations, Warranties and Covenants. All representations, warranties and covenants made by the Sellers, the Company and Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date (except as otherwise provided herein). The representations and warranties of the Sellers and the Company will survive the Closing and will remain in effect until, and will expire upon, the termination of the relevant indemnification obligation as provided in SECTION
10.4. The representations and warranties of Buyer will survive the Closing and will remain in effect until, and will expire upon the one-year anniversary of the Closing Date. All covenants of the parties that are to be performed after the Closing shall continue in effect and expire in accordance with their respective terms. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, and obligations of the parties to this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

Indemnification by Sellers.

(a) Subject to the limitations provided in SECTION 10.4(a), from and after the Closing, each of Devon Paxson and Roslyck Paxson, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless Buyer and its respective officers, directors, employees, stockholders, assigns, successors and Affiliates, including without limitation, the Company after the Closing (individually, a "BUYER INDEMNIFIED PARTY", and collectively, "BUYER INDEMNIFIED PARTIES") from, against and in respect of all liabilities, losses, Claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys' fees) (collectively, "DAMAGES") suffered, sustained, incurred or paid by any of the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i)      any inaccuracy in or breach of any
representation or warranty of the Company or the Paxsons set forth in this Agreement, the Schedules thereto, or any of the Ancillary Documents delivered by or on behalf of either of the Paxsons or the Company in connection herewith;

                           (ii)     any nonfulfillment or breach of any covenant
or agreement on the part of either of the Paxsons or, prior to the Closing Date, the Company, in this Agreement or any Ancillary Document delivered by or on behalf of either of the Paxsons or the Company in connection herewith;

                           (iii)    any liability of the Company or any former
subsidiary of the Company for Taxes (1) for any Tax period or portion thereof ending on or before the Closing Date, (2) described in clause (b) or (c) of the definition of Tax, or (3) described in SECTION 6.13 of this Agreement; and

                           (iv)     any and all Damages incident to any of the
foregoing or to the enforcement of this SECTION 10.2(a).

                  (b) Subject to the limitations provided in SECTION 10.4(b), from and after the Closing, PNI covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by the any of the Buyer Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                           (i)      any inaccuracy in or breach of any
representation or warranty of PNI set forth in SECTION 3.29, SECTION 3.30,
SECTION 3.31, SECTION 3.32, SECTION 3.33, SECTION 3.34 and SECTION 11.13, including any of the Schedules to such Sections, or in any of the Ancillary Documents delivered by or on behalf of PNI in connection herewith;

                           (ii)     any nonfulfillment or breach of any covenant
or agreement on the part of PNI in this Agreement or any Ancillary Document delivered by or on behalf of PNI in connection herewith; and

                           (iii)    any and all Damages incident to any of the
foregoing or to the enforcement of this SECTION 10.2(b).

                  (c) If the Closing occurs, each Seller waives any right of contribution, indemnification or similar right against the Company arising out of the Company's representations, warranties, covenants and agreements contained herein and agrees that any Claim of any Buyer Indemnified Party hereunder, whether for indemnification or otherwise, may be asserted directly and fully against the Sellers, as applicable under SECTION 10.2(a) or SECTION 10.2(b), without the need for any Claim against or joinder of the Company.

Indemnification by Buyer. Subject to the limitations provided in SECTION 10.4(c), from and after the Closing, Buyer shall indemnify, pay, defend, protect and hold harmless each of the Sellers and each of their respective officers, directors, employees, stockholders, assigns, successors and Affiliates (each a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES") from, against and in respect of all Damages suffered, sustained, incurred or paid by any of the Seller Indemnified Parties in connection with, resulting from or arising, directly or indirectly, out of (a) any inaccuracy in or breach of any representation or warranty of the Buyer set forth in this Agreement, or any certificate or other document, delivered by or on behalf of Buyer in connection herewith, (b) any non-fulfillment of any covenant or agreement by Buyer under this Agreement, (c) any and all Damages incident to any of the foregoing or to the enforcement of this SECTION 10.3 and (d) any and all Damages first arising from Buyer's operation of the Station and ownership of the Company after the Closing.

Limitations.

                  (d) The Paxsons shall have no liability for indemnification under SECTION 10.2(a) unless and until the aggregate amount of Damages exceeds One Hundred Thousand Dollars ($100,000) (the "INDEMNIFICATION DEDUCTIBLE"), after which point the Paxsons will be obligated to indemnify the Buyer Indemnified Parties only with respect to the aggregate amount of such Damages in excess of the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to Damages arising out of or relating to any breaches of the covenants of the Company or the Paxsons set forth in
SECTION 6.3, any affirmative payment obligations of the Company or the Paxsons under this Agreement or any of the Ancillary Documents to which any of them is a party, any inaccuracy in or breach of the representations and warranties of the Paxsons made in SECTION 3.24, or, if the Company does not obtain an estoppel certificate from a landlord under a Lease in the form attached hereto as Exhibit 5.11, any Damages arising out of or relating to any inaccuracy in or breach of the representations and warranties contained in SECTION 3.5 as applied to such Lease; and further provided that (i) the maximum aggregate amount of the Paxsons' indemnification obligations under SECTION 10.2(a) with respect to any and all Damages arising out of or in any way relating to (A) the representations and warranties made in SECTION 3.14, SECTION 3.20, and SECTION 3.24, (B) the covenants of the Company and the Paxsons contained in this Agreement relating to Taxes, (C) the covenants of the Company and the Paxsons contained in SECTION 6.3 and (D) any affirmative payment obligations of the Company or the Paxsons under this Agreement or any of the Ancillary Documents to which any of them is a party, shall not exceed an amount equal to the portion of the Purchase Price (including all additions to the Purchase Price and prior to considering the effect of any indemnification Claims) payable to the Paxsons or their designees hereunder, and (ii) the maximum aggregate amount of the Paxsons' indemnification obligations under SECTION 10.2(a) with respect to all matters other than those set forth in clause (i) shall not exceed an amount equal to thirty-five percent (35%) of the Purchase Price (including all additions to the Purchase Price and prior to considering the effect of any indemnification Claims). Except as provided in SECTION 10.5, the indemnification obligations of the Paxsons under
SECTION 10.2(a) or in any certificate or writing furnished in connection herewith shall terminate at 11:59 p.m. Eastern Time on eighteen-month anniversary of the Closing Date, with the exception of indemnification with respect to those representations and warranties contained in (x) SECTION 3.14, which indemnification obligations shall terminate on the date that is six months after the longest applicable federal or state statute of limitations or if there is no applicable statute of limitations, ten years after the Closing Date, and
(y) SECTIONS 3.20 AND 3.24, which indemnification obligations shall not terminate.

                  (e)      PNI shall have no liability for indemnification under
SECTION 10.2(b) unless and until the aggregate amount of Damages exceeds an amount equal to the amount of the

Indemnification Deductible (the "PNI INDEMNIFICATION DEDUCTIBLE"), after which point PNI will be obligated to indemnify the Buyer Indemnified Parties only with respect to the aggregate amount of such Damages in excess of the PNI Indemnification Deductible; provided, however, that the PNI Indemnification Deductible shall not apply to Damages arising out of or relating to any breaches of the covenants of PNI set forth in SECTION 6.3, any affirmative payment obligations of PNI under this Agreement or any of the Ancillary Documents to which it is a party, or any inaccuracy in or breach of the representations and warranties of PNI made in SECTION 3.29; and further provided that (i) the maximum aggregate amount of PNI's indemnification obligations under SECTION 10.2(b) with respect to any and all Damages arising out of or in any way relating to (A) the representations and warranties made by PNI in SECTION 3.29,
(B) the covenants of PNI contained in this Agreement relating to Taxes, (C) the covenants of PNI contained in SECTION 6.3 and (D) any affirmative payment obligations of PNI under this Agreement or any of the Ancillary Documents to which it is a party, shall not exceed an amount equal to the portion of the Purchase Price (including all additions to the Purchase Price and prior to considering the effect of any indemnification Claims) payable to PNI or its designees hereunder, and (ii) the maximum aggregate amount of PNI's indemnification obligations under SECTION 10.2(b) with respect to all matters other than those set forth in clause (i) shall not exceed an amount equal to the amount of the PNI Indemnification Escrow Deposit. Except as provided in SECTION 10.5, the indemnification obligations of PNI under SECTION 10.2(b) or in any certificate or writing furnished in connection herewith shall terminate at 11:59 p.m. Eastern Time on the one-year anniversary of the Closing Date, with the exception of indemnification with respect those representations and warranties contained in SECTIONS 3.29, which indemnification obligations shall not terminate.

                  (f) Buyer shall have no liability for indemnification under SECTION 10.3 unless and until the aggregate amount of Damages exceeds an amount equal to the amount of the Indemnification Deductible (the "BUYER INDEMNIFICATION DEDUCTIBLE"), after which point Buyer will be obligated to indemnify the Seller Indemnified Parties only with respect to the aggregate amount of such Damages in excess of the Buyer Indemnification Deductible; provided, however, that the Buyer Indemnification Deductible shall not apply to Damages arising out of any breaches of the covenants of Buyer set forth in
SECTION 6.3 or any affirmative payment obligations of Buyer as set forth in this Agreement or any of the Buyer Ancillary Documents; and further provided that the aggregate amount of the liability of Buyer under SECTION 10.3 shall not exceed the Three Million Dollars ($3,000,000). Except as provided in SECTION 10.5, the indemnification obligations of Buyer under SECTION 10.3 shall terminate at 11:59 p.m. Eastern Time on the date that is the one-year anniversary of the Closing Date.

                  (g) The limitations provided in this SECTION 10.4 shall not apply in respect of any Claims for Damages relating to any fraud or intentional misrepresentation of any party hereto.

Procedure for Indemnification. All Claims for indemnification under this SECTION 10 shall be asserted and resolved as follows:

                  (h) In the event that any Buyer Indemnified Party or Seller Indemnified Party (each an "INDEMNIFIED PARTY"), has a Claim against any party obligated to provide indemnification pursuant to this SECTION 10 (the "INDEMNIFYING PARTY") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such Claim to each Indemnifying Party. If an Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined herein) that such Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of such Indemnifying Party hereunder. In case an objection is made in writing in accordance with this SECTION 10.5(a), the Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

                  (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify each of the Indemnifying Parties of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "CLAIM NOTICE"). Each Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (i) whether or not such party disputes the liability to the Indemnified Party hereunder with respect to such Claim and
(ii) if such party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that such party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that an Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, such party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by such party to a final conclusion, provided that, unless the Indemnified Party otherwise agrees in writing, such party may not settle any matter (in whole or in part) unless (i) such settlement includes a complete and unconditional release of the Indemnified Party, (ii) the Indemnified Party would not otherwise be adversely affected by the settlement and (iii) if the Claim involves Taxes, the Indemnified Party consents to such settlement, which consent may be withheld in its reasonable discretion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If an Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of such party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Damages of the Indemnified Party with respect thereto, including interest from the date such Damages were incurred.

                  (j) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to each of the Indemnifying Parties, any such Claim seeks or could result in material prospective or other relief which could have a Material Adverse Effect on any Indemnified Party or any of its subsidiaries, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, each Indemnifying Party shall have the right to participate in, but not control, the defense of such Claim at the sole cost and expense of the Indemnifying Party.

                  (k) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a Claim or demand may be made.

                  (l) The Indemnified Party's failure to give reasonably prompt notice as required by this SECTION 10.5 of any actual, threatened or possible Claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

The parties will make appropriate adjustments for any insurance proceeds received by an Indemnified Party in determining the amount of any indemnification obligation under this SECTION 10.

                  (m) Notwithstanding anything contained in SECTION 10.4, the obligations of an Indemnifying Party with respect to any Claim made prior to the expiration of an applicable limitations period shall survive until the final resolution of any such Claim.

                  (n) With respect to any Claims that Buyer may assert after the Closing, Buyer shall assert such Claims against the applicable Indemnifying Parties and agrees that prior to seeking any payment in respect of any such Claim directly against any Seller, Buyer shall first seek payment from the applicable Indemnification Escrow Agreement.

Specific Performance. The parties recognize that if the Company or any of the Sellers breach their obligations under this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. In the event of a material breach by the Company or any of the Sellers of their obligations under this Agreement, in addition to any other remedy available to it, Buyer shall be entitled to an injunction restraining any such breach and, subject to obtaining any requisite approval of the FCC, to enforcement of this Agreement by a decree of specific performance requiring the Company and/or Sellers to fulfill their respective obligations under this Agreement, including their obligations to seek such FCC approval. If any action is brought by Buyer to enforce this Agreement, the Company and the Sellers shall waive the defense that there is an adequate remedy at law.

Exclusive Remedies. Between the date of this Agreement and the Closing the sole and exclusive remedies of the parties hereto, their Affiliates, successors and assigns with respect to any and all Claims for Damages arising out of this Agreement and the transactions contemplated hereby shall be as stated in SECTION 9. From and after the Closing, the remedies set forth in this SECTION 10 shall be the sole and exclusive remedies of the parties hereto, their Affiliates, successors and assigns with respect to any and all Claims for Damages sustained or incurred arising out of this Agreement, the Ancillary Documents, the Buyer Ancillary Documents and the transactions contemplated hereby and thereby; provided however that this limitation on remedies shall not apply with respect to any Claims for Damages relating to any fraud or intentional misrepresentation of any party hereto.

SECTION 11. MISCELLANEOUS

Fees and Expenses. In connection with the transactions contemplated hereunder, Buyer, on the one hand, and Sellers, on the other hand, shall each pay one-half of (a) any fees payable to the Escrow Agent, and (b) all filing fees required by the FCC in connection with the FCC Application. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, or sent by facsimile (with confirmation of receipt), (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Sellers:                     Mr. Devon Paxson
                                   Joint Sellers' Representative
                                   2240 Bay Village Court
                                   Palm Beach Gardens, Florida 33410
                                   Facsimile: (561) 776-4843

and                                Mr. William L. Watson
                                   Joint Sellers' Representative
                                   601 Clearwater Park Road
                                   West Palm Beach, Florida 33401
                                   Facsimile: (561) 655-9424

With copies (which shall not       Irwin, Campbell & Tannenwald, P.C.
constitute notice) to:             1730 Rhode Island Avenue, N.W.
                                   Suite 200
                                   Washington, D.C. 20036
                                   Attention: Alan C. Campbell, Esquire and
                                   Kevin M. Walsh, Esquire
                                   Facsimile: (202) 728-0354
and                                Dow, Lohnes & Albertson, PLLC
                                   1200 New Hampshire Avenue, NW
                                   Suite 800
                                   Washington, DC 20036
                                   Attention: John R. Feore, Jr., Esquire and
                                   Michael D. Basile, Esquire
                                   Facsimile: (202) 776-2222

If to the Company:                 Norwell Television, LLC
                                   50 South U.S. Highway 1
                                   Suite 204
                                   Jupiter, Florida 33477
                                   Attention: Mr. Devon Paxson
                                   Facsimile: (561) 741-3022

With a copy (which shall not       Irwin, Campbell & Tannenwald, P.C.
constitute notice) to:             1730 Rhode Island Avenue, N.W.
                                   Suite 200
                                   Washington, D.C. 20036
                                   Attention: Alan C. Campbell, Esquire and
                                   Kevin M. Walsh, Esquire
                                   Facsimile: (202) 728-0354

and                                Dow, Lohnes & Albertson, PLLC
                                   1200 New Hampshire Avenue, NW
                                   Suite 800
                                   Washington, DC 20036
                                   Attention: John R. Feore, Jr., Esquire and
                                   Michael D. Basile, Esquire
                                   Facsimile: (202) 776-2222

If to Buyer:                       ValueVision Media Acquisition, Inc.
                                   c/o ValueVision Media, Inc.
                                   6740 Shady Oak Road
                                   Minneapolis, Minnesota 55344
                                   Attention: Mr. Nathan E. Fagre
                                   Facsimile: (952) 943-6111

With a copy (which shall not       Wilmer, Cutler & Pickering
constitute notice) to:             2445 M Street, N.W.
                                   Washington, D.C. 20037
                                   Attention: William R. Richardson, Jr. Esquire
                                   Facsimile: (202) 663-6363

or to any other or additional persons and addresses as the parties may from time to time designate for themselves in a writing delivered in accordance with this
SECTION 11.2.

Further Assurances. Each of the Sellers, the Company and Buyer will, upon request of any other party and without further consideration, from time to time after the Closing, execute and deliver and use their commercially reasonable efforts to cause other Persons to execute and deliver all such further documents and instruments, and will do or use its commercially reasonable efforts to cause to be done such other acts as a party may reasonably request more completely to consummate and make effective the transactions contemplated by this Agreement.

Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICTS OF LAWS PRINCIPLES TO THE EXTENT SUCH PRINCIPLES WOULD LEAD TO THE APPLICATION OF A SUBSTANTIVE LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Headings. The headings and table of contents in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

Entire Agreement. This Agreement, the schedules hereto, and all documents, certificates, the escrow agreements, and other documents to be delivered by the parties pursuant hereto (including the Ancillary Documents and the Buyer Ancillary Documents), collectively represent the entire understanding and agreement among Buyer, the Company and Sellers with respect to the subject matter hereof. This Agreement supersedes all prior negotiations, agreements and correspondence among the parties with respect to such subject matter, and cannot be amended, supplemented, or modified except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Publicity. Except as and to the extent required by Law, without the prior written consent of the other party, none of Buyer, on the one hand, nor the Company and the Sellers, on the other hand, will make any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereunder. Subject to the requirements of any applicable Laws or stock exchange or market rules, the content of any public announcement or similar publicity shall be jointly prepared and approved by Buyer, on the one hand, and the Company and the Sellers, on the other hand.

Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction (subject to the immediately following sentence) of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees, to the extent permitted under applicable Laws and rules of procedure, to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, then in the Commercial Division of the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this SECTION 11.9. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Commercial Division of the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, judgments, orders or decrees resulting from lawsuits or court actions brought in accordance with the foregoing provisions of this SECTION 11.9 may be appealed to or enforced in any court of competent jurisdiction.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Severability. In the event that any term or provision of this Agreement is determined to be void, unenforceable, or contrary to law, the remainder of this Agreement shall continue in full force and effect provided that such continuation would not materially diminish the benefits or materially increase the burdens of this Agreement for any party hereto.

Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.

Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee, partner of any party hereto or any other Person.

No Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations hereunder without the express prior written consent of all of the other parties hereto; except that as provided in the Flow of Funds Memorandum each of the Sellers may designate any Person to receive all or any portion of its allocable share of the Purchase Price.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Interest Purchase Agreement as of the day and year first above written.

THE COMPANY:                              BUYER:

NORWELL TELEVISION, LLC                   VALUEVISION MEDIA ACQUISITION, INC.

By: /s/ Devon Paxson                      By: /s/ Richard Barnes
    --------------------------------          ------------------------------
    Name:                                     Name: Richard Barnes
    Title:                                    Title: COO & CFO

SELLERS:

By: /s/ Devon Paxson
    --------------------------------
    Name: Devon Paxson

By: /s/ Roslyck Paxson
    --------------------------------
    Name: Roslyck Paxson

PAXSON NORWELL INTEREST, INC.

By: /s/ Dean Goodman
    --------------------------------
    Name: Dean Goodman
    Title: President

                                SIGNATURE PAGE TO
              LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT
                                  BY AND AMONG
                            NORWELL TELEVISION, LLC,
              THE MEMBERS OF NORWELL TELEVISION, LLC NAMED HEREIN,
                                       AND
                       VALUEVISION MEDIA ACQUISITION, INC.